Exhibit 10.1(a)†^
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

DATED AS OF MARCH 11, 2026

VERTICAL HORIZONS JSA LIMITED,
AS BORROWER,
JSA INTERNATIONAL U.S. HOLDINGS, LLC,
AS LENDER,
JSA INTERNATIONAL U.S. HOLDINGS, LLC,
AS ADMINISTRATIVE AGENT,
AND
BANK OF UTAH,
NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY
AS SECURITY TRUSTEE

FIRST AMENDED AND RESTATED CREDIT AGREEMENT IN RESPECT OF THE PDP FINANCING OF [***] AIRBUS AIRCRAFT

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CONTENTS

Clause	Page

1.	Certain Definitions	1
2.	LOANS; Borrowing Dates; Closing Procedure	2
3.	Fees; Cancellation of Facility Amount	5
4.	Conditions	6
5.	The Certificates	11
6.	Termination of Interest in Collateral	28
7.	Borrower's Representations and Warranties.	28
8.	General Indemnity	31
9.	Indemnity to the Administrative Agent	35
10.	Covenants of the Borrower	35
11.	The Administrative Agent	44
12.	The Security Trustee	45
13.	Conduct of Business by the Finance Parties	45
14.	Supplements and Amendments to this Agreement and Other Documents	45
15.	Notices	47
16.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Agent for Service of Process	47
17.	Invoices and Payment of Expenses	49
18.	Confidentiality	49
19.	Miscellaneous	50
20.	Limitation of Security Trustee Liability	53
21.	Limitation on Liability	53
22.	Contractual Recognition of Bail-in	54
23.	Acknowledgement Regarding Any Supported QFCs	56
24.	Divisions	57
25.	Certain ERISA Matters	57
26.	No Advisory or Fiduciary Responsibility	58
27.	Right of Setoff	59
	Schedule I Notice & Account Information	1
	Schedule II ASSIGNED AIRCRAFT SCHEDULE	2
	Schedule III AIRCRAFT SCHEDULE	7
	Schedule IV The Administrative Agent	11
	Schedule V The Security Trustee	20
	Schedule VI BFE	28

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THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 11, 2026 (this "Agreement") is among

(1)VERTICAL HORIZONS JSA LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands whose registered office is at the offices of Walkers Fiduciary Limited, 190 Elgin Avenue, Grand Cayman, George Town, KY1-9008, Cayman Islands (the "Borrower");
(2)JSA INTERNATIONAL U.S. HOLDINGS, LLC (the "Initial Lender", along with any permitted assigns after the date hereof, the "Lenders");
(3)JSA INTERNATIONAL U.S. HOLDINGS, LLC, as the Administrative Agent acting on behalf of the Lenders (the "Administrative Agent"); and
(4)BANK OF UTAH, not in its individual capacity but solely as Security Trustee acting on behalf of the Administrative Agent and the Lenders (the "Security Trustee").
WHEREAS, this Agreement amends and restates in its entirety the Credit Agreement dated as of September 26, 2024 (such date, the "Effective Date" and such agreement, the "Original Credit Agreement"), among, inter alios, the Lender, the Administrative Agent and the Security Trustee pursuant to which the Lender made certain Loans available with respect to the Aircraft;
WHEREAS, following the execution and delivery of the Original Credit Agreement, the Borrower, the Security Trustee and the Administrative Agent entered into that certain Mortgage and Security Agreement on or around the Effective Date (the "Mortgage") pursuant to which the Borrower agreed, among other things, that Loan Certificates issued thereunder and all other obligations to the Lenders and/or any Agent hereunder or under any other Operative Document will be secured by the mortgage and security interest granted by the Borrower in favor of the Security Trustee with respect to the Aircraft Pool;
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.CERTAIN DEFINITIONS
1.1Except as otherwise defined in this Agreement, including its annexes, schedules and exhibits, terms used herein in capitalized form shall have the meanings attributed thereto in Annex A.
1.2Unless the context otherwise requires, any reference herein to any of the Operative Documents refers to such document as it may be modified, amended or supplemented from time to time in accordance with its terms and the terms of each other agreement restricting the modification, amendment or supplement thereof.
1.3The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark

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Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
2.LOANS; BORROWING DATES; CLOSING PROCEDURE
2.1Subject to the terms and conditions of this Agreement, including the satisfaction of the conditions precedent in Clauses 4.1 and 4.2, as applicable, the Lenders made a secured loan to the Borrower (each, a "Loan") on (i) the Effective Date (the "Initial Borrowing Date"), in the amount of $130,000,000 (the "Initial Loan"), and (ii) a date specified by the Borrower pursuant to Clause 2.3(a) prior to the [***] of the Effective Date, in the amount of $20,000,000 (each, a "Borrowing Date"). Except as provided in Clauses 5.13 and 5.14, each Loan shall be a SOFR Loan; provided that any Loan that is deemed to be an ABR Loan as provided herein shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
2.2If any Lender shall default in its obligation to make the amount of its Commitment available pursuant to Clause 2.1, [***]. Without limiting the above, if the Administrative Agent disburses the amount of the Lender's Loan without first having received funds from a defaulting Lender, then such defaulting Lender hereby agrees to indemnify the Administrative Agent against any loss it may incur as a result of such failure to fund by such defaulting Lender.
2.3As more particularly specified in Clause 5.2, the Borrower shall upon request execute and deliver to each Lender a Loan Certificate to evidence such Lender's Loan. Each Loan shall be evidenced by this Agreement, the Original Credit Agreement, any Loan Certificate with respect thereto, and notations made from time to time by the Lenders in its books and records, including computer records. The Lenders shall record in their books and records, including computer records, the principal amount of the Loans owing to them from time to time. Absent evidence to the contrary, the Lender's books and records shall constitute presumptive evidence of the accuracy of the information contained therein. Failure by any Lender to make any such notation or record shall not affect the obligations of the Borrower to such Lender with respect to the repayment of its Loans.

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(a)The Borrower agrees to give the Administrative Agent written notice in respect of any Loans (the "Funding Notice"), [***], or such shorter period as may be acceptable to the Administrative Agent, prior to each Borrowing Date, such notice to be received by the Administrative Agent prior to [***] and which shall be in substantially the form of Exhibit A. On the Initial Borrowing Date, the Lenders shall make Loans relating to certain Aircraft for which Advances were paid by or on behalf of the Borrower prior to the Initial Borrowing Date in the amounts equal to the applicable Financed Amounts. The proceeds of such Loans shall be paid to the Borrower; provided, however, that the Borrower shall have paid all Advances relating to any such Aircraft that were due and payable prior to the Initial Borrowing Date, and the Borrower shall remain responsible (and shall not be reimbursed from the proceeds of the Initial Loan) for the Advances in an amount equal to the Equity Contributions applicable as of the Initial Borrowing Date for each such Aircraft.
(b)In the event that any Loan shall not be consummated in accordance with the terms hereof on the Effective Date or the Borrowing Date specified in a Funding Notice, the Lenders and the Borrower shall cooperate with each other to arrange a mutually acceptable postponement of such date (the "Delayed Borrowing Date"). [***]
2.4On the Initial Borrowing Date, subject to the satisfaction of the conditions precedent set forth in Clause 4.1, the Initial Lender, through or on behalf of the Administrative Agent, agrees to transfer the amount of the Initial Loan under this Agreement to such account as the Borrower shall direct the Administrative Agent in writing to reimburse Borrower for a portion of previously funded Purchase Price Installments. On each other Borrowing Date for each subsequent Loan specified in the Funding Notice referred to in Clause 2.3, subject to the terms and conditions of this Agreement, the Lenders, through or on behalf of the Administrative Agent, agree to transfer the applicable Loan amount by wiring such amounts to the account or accounts specified in the applicable Funding Notice. The Borrower agrees that the actual transfer of the proceeds of Loans to the bank designated by the Borrower shall constitute conclusive evidence that the Loans were made.
2.5Prior to the Scheduled Delivery Date of each Aircraft, subject to Clause 3.5, the Borrower shall use commercially reasonable efforts to satisfy the Substitution Requirement with respect to such Aircraft or otherwise reallocate Loans with respect to such Aircraft to future pre-delivery payments for any other Aircraft in the Aircraft Pool; provided, that, the Borrower shall not replace any Removed Aircraft (as defined below) with, or reallocate Loans to future pre-delivery payments with respect to, any Aircraft carrying Engines manufactured by CFM International, Inc. prior to the CFM Allocation Date. Subject to satisfaction of the Substitution Requirement, the Borrower will be permitted at any time to remove a particular Aircraft described in the Aircraft Schedule (a "Removed Aircraft") and replace it with an aircraft from the Assigned Aircraft Schedule (the "Substituted Aircraft"); provided, that the Borrower will be permitted to remove a particular Aircraft described in the Aircraft Schedule without replacing such Aircraft by (i) providing applicable Cash Collateral in accordance with Clause 2.6 or (ii) depositing funds in the Restricted Account in accordance with Clause 2.7. Notwithstanding anything to the contrary set forth herein, (a) the Aircraft Pool at any given time shall not exceed [***] Aircraft and (b) no more than [***] Aircraft shall be financed hereunder at any given time. Any update to the Aircraft Schedule pursuant to this Clause 2.5, shall be effective for all purposes hereunder on the earlier of (x) the Delivery Date of the Removed Aircraft and (y) such earlier date as may be specified by the Borrower in writing.

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2.6In the event the Borrower does not substitute a Removed Aircraft in accordance with Clause 2.5 or otherwise allocate Loans with respect to a Removed Aircraft to future pre-delivery payments for any other Aircraft in the Aircraft Pool, the Borrower shall, subject to Clause 2.7, within [***] following the Delivery Date of such Removed Aircraft, deposit in an Eligible Account (the "Cash Collateral Account"), cash in an amount equal to the aggregate amount of all Loans made in respect of the Removed Aircraft (the "Cash Collateral"); provided, that, in the alternative, the Administrative Agent may require the Borrower to deposit such amount in a Restricted Account pursuant to Clause 2.7. Following the occurrence of an Event of Default which is continuing, in addition to all rights and remedies of the Security Trustee elsewhere in this Agreement or under Law or pursuant to any Operative Document, the Security Trustee may immediately or at any time thereafter, without notice to the Borrower, use, enforce, apply and/or retain all or part of the Cash Collateral in or towards the payment or discharge of any matured obligation owed by the Borrower under this Agreement or any other Operative Documents, in such order as the Majority Lenders shall direct.
2.7In the event the Borrower does not substitute an Aircraft in accordance with Clause 2.5 or otherwise allocate Loans with respect to a Removed Aircraft to future pre-delivery payments for any other Aircraft in the Aircraft Pool, in each case, within [***] following the Delivery Date of such Removed Aircraft, the Borrower shall promptly, and in any event, within [***] following receipt of written request from the Administrative Agent, deposit in a restricted deposit account in the sole dominion and control of the Administrative Agent (the "Restricted Account"), cash in an amount equal to the amount of Cash Collateral that would have been required to be deposited pursuant to Clause 2.6 (the "Restricted Funds"). The amount of any Restricted Funds shall be deemed a prepayment of the Loans and shall reduce the outstanding principal amount of the Loans; provided, that any Restricted Funds shall bear interest at a rate per annum equal to the Restricted Account Rate and the Borrower shall pay to the Administrative Agent, in arrears, interest accrued on any Restricted Funds on each applicable Interest Payment Date. In the event an Advance is due and payable to Airbus in accordance with the Assigned Purchase Agreement, the Administrative Agent shall, following receipt of written request from the Borrower not less than [***] prior to such payment date, release Restricted Funds to the Borrower in the amount of such Advance, not less than [***] prior to such payment date; provided, that if any Restricted Funds are not released within [***] of deposit, such funds shall promptly be deposited in a Cash Collateral Account. Upon release or deposit into the Cash Collateral Account, such Restricted Funds shall immediately be deemed a Loan hereunder for all purposes, and shall accrue interest from such date in accordance with Clause 5.2(b).
3.FEES; CANCELLATION OF FACILITY AMOUNT
3.1Each Loan Certificate shall bear interest and be repaid in accordance with the applicable terms of this Agreement and the Mortgage.
3.2The Borrower shall pay to the Administrative Agent for the account of the Lenders, the fees set forth in the relevant Fee Letter.
3.3The Borrower shall pay to the Administrative Agent for the account of each Lender, the Commitment Fee quarterly in arrears on the last Business Day of each March, June, September and December commencing after the Effective Date, based on the daily average of the undrawn portion of the Commitment during such period, calculated daily on the basis of a year of 360 days and the actual number of days elapsed.

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3.4The Borrower shall pay to the Administrative Agent for the account of the Administrative Agent, an amount equal to [***] on the Effective Date, and shall pay an amount equal to [***] to the Administrative Agent on each yearly anniversary of the Effective Date until the date on which the Security Trustee releases the Collateral from the Lien of the Mortgage in accordance with Clause 7.1 of the Mortgage.
3.5In the event that the Borrower has requested an extension of the Original Maturity Date but the Lenders reject an extension request or do not deliver an Extension Notice by the Extension Notice Deadline pursuant to Clause 5.2(g), the Borrower may by written notice to the Administrative Agent (a "Wind Down Notice"), delivered within [***] following such rejection or the Extension Notice Deadline, as applicable, extend the Original Maturity Date by [***].
3.6During the Wind Down Period, the Borrower, by written notice to each Lender and the Administrative Agent, may opt to repay the facility on each Delivery Date by the amount of the Loan with respect to the Aircraft delivered on such Delivery Date; provided that such written notice, specifying the applicable amount of such repayment, shall be delivered to the Administrative Agent and each Lender not less than [***] prior to such Delivery Date.
4.CONDITIONS
4.1Conditions Precedent to the Effectiveness of the Original Credit Agreement and the Initial Loan
It is agreed that the effectiveness of each Lender's obligations pursuant to the Original Credit Agreement and the Initial Lender's obligation to make the Initial Loan are subject to the satisfaction prior to or on the Effective Date of the following conditions precedent and the occurrence of the Initial Loan by the Initial Lender on the Effective Date shall be conclusive and binding evidence that such conditions precedent has been satisfied or waived by the Lenders:
(a)The following documents shall have been duly authorized, executed and delivered by the party or parties thereto, shall each be reasonably satisfactory in form and substance to the Administrative Agent and shall be in full force and effect and executed counterparts shall have been delivered to the Administrative Agent and its counsel:
(i)the Original Credit Agreement;
(ii)the Mortgage;
(iii)each Guarantee;
(iv)the Share Charge;
(v)each Lender's Loan Certificate;
(vi)the Servicing Agreement;
(vii)the Subordinated Loan Agreement;

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(viii)the Option Agreement;
(ix)the Process Agent Appointment;
(x)the Step-In Agreement;
(xi)the Assignment Agreement;
(xii)the Re-Assignment Agreement; and
(xiii)the Assigned Purchase Agreement.
(b)The Administrative Agent shall have received the following, in each case in form and substance satisfactory to it:
(i)the memorandum and articles of association of the Borrower, a certificate of good standing of the Borrower, the certificate of incorporation of the Borrower, the declaration of trust in respect of the shares of the Borrower (as amended) and a copy of resolutions of the board of directors of the Borrower duly authorizing the execution, delivery and performance by the Borrower of this Agreement, the Mortgage and each other document required to be executed and delivered by the Borrower on the Effective Date, each certified by a director of the Borrower;
(ii)[reserved];
(iii)an officer's certificate from an officer of each Guarantor (a) attaching copies of the constituent documents of such Guarantor, (b) attaching copies of the resolutions of the board of directors of such Guarantor, certified by an officer of such Guarantor, duly authorizing the execution, delivery and performance by such Guarantor of the Guarantee made by such Guarantor, and the Subordinated Loan Agreement, the Assignment Agreement, the Step-In Agreement, the Engine Agreements, the Option Agreement, the Servicing Agreement (in each case to the extent it is a party to such Operative Document) and each other document required to be executed and delivered by such Guarantor on the Effective Date, (c) a certificate of good standing of such Guarantor, and (d) listing the Person or Persons authorized to execute and deliver the Operative Documents, and any other documents to be executed on behalf of such Guarantor in connection with the transactions contemplated hereby, including a sample signature of such Person or Persons;
(iv)a certificate of the Borrower as to the Person or Persons authorized to execute and deliver the Operative Documents, and any other documents to be executed on behalf of the Borrower in connection with the transactions contemplated hereby and as to the signature of such Person or Persons.
(c)The Administrative Agent shall have received a certificate of the Borrower that the aggregate amount of Financed Amounts together with all Equity Contributions in connection with each Aircraft, shall be sufficient when paid to Airbus in accordance with this Agreement to satisfy the obligations of the Borrower with respect to all Advances due and payable for each such Aircraft.

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(d)Uniform Commercial Code financing statements covering all the security interests created by or pursuant to the granting clause of the Mortgage shall have been delivered by the Borrower, and such financing statements shall have been filed in all places deemed necessary or advisable in the opinion of counsel for the Lenders, and any additional Uniform Commercial Code financing statements deemed advisable by the Lenders or its counsel shall have been delivered by the Borrower and duly filed.
(e)Evidence shall have been delivered of the entry into the Parent's register of mortgages and charges of the Share Charge (other than in respect of such entry in anticipation of the Share Charge).
(f)All documentation required to accomplish any necessary or advisable filings or registrations in the Cayman Islands shall have been delivered to local Cayman Islands counsel, and such registrations shall be initiated and there shall exist no Lien of record in respect of the Collateral that ranks in priority to the Lien of the Mortgage and the other Operative Documents.
(g)The Administrative Agent shall have received an opinion addressed to the Lenders, and the Administrative Agent from one or more special counsel to the Borrower, in each applicable jurisdiction (including in the Cayman Islands and New York), with such opinions reasonably satisfactory in form and substance to the Lenders, as to the valid, binding and enforceable nature of the Operative Documents in place on the Effective Date, due execution by the Borrower, each Guarantor, and the creation and perfection in the Collateral assigned and charged pursuant to the Mortgage and Share Charge.
(h)The Administrative Agent shall have received an incumbency certificate together with a company extract evidencing the signing authority of the persons named in the incumbency certificate or such other evidence as shall be reasonably satisfactory to the Lenders as regards the signing authority of Airbus.
(i)The Administrative Agent shall have received an incumbency certificate together with a company extract evidencing the signing authority of the persons named in the incumbency certificate or such other evidence as shall be reasonably satisfactory to the Lenders as regards the signing authority of the Engine Manufacturer.
(j)The Administrative Agent shall have received the amounts due and payable pursuant to Clause 3.2 and 3.4.
(k)The Administrative Agent and the Lenders shall have (i) received its customary "know your customer" documentation completed by the Borrower, Parent, and/or each Guarantor, as the case may be and (ii) completed and be satisfied with its business and legal due diligence review of the Obligors and the transactions contemplated hereby.

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(l)The Administrative Agent shall have received a copy of the Assigned Purchase Agreement in the form agreed between the Borrower, Airbus and the Administrative Agent. The Administrative Agent shall not have received any notice, nor shall it otherwise be aware, that an Airbus Termination Event has occurred and is continuing, and the Administrative Agent shall be satisfied (acting reasonably) that the Assigned Purchase Agreement is in full force and effect.
(m)The Administrative Agent shall have received a certificate from the Borrower confirming that payment to Airbus of the Loans will to the extent of such payments satisfy the pre-delivery payment obligations of the Borrower to Airbus.
(n)The Administrative Agent shall have received an audited consolidated balance sheet and related statements of Frontier Group Holdings and its subsidiaries at and as of the end of the fiscal year of such Guarantor ended December 31, 2023, together with an audited consolidated statement of income for such fiscal year, each of which shall be prepared in accordance with GAAP.
(o)The Initial Lender shall have received written confirmation from Airbus:
(i)that the details of the Advances, the due dates thereof, and the Financed Amounts in respect thereof, are set out in the Aircraft Schedule and the Assigned Aircraft Schedule are true and accurate, which confirmation may be provided in the Step-In Agreement; and
(ii)that no Airbus Termination Event (as defined in the Step-In Agreement) has occurred.
(p)The Borrower shall discharge its obligations under the Fee Letter as such obligations are due to be performed.
(q)The Administrative Agent shall have received a certificate of a director of the Borrower, certifying that on the Initial Borrowing Date, (A) the representations and warranties of the Borrower contained in Clause 7 are true and accurate in all material respects (without duplication of any materiality qualifier contained therein) as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate in all material respects (without duplication of any materiality qualifier contained therein) on and as of such earlier date), (B) no event has occurred or is continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default, and (C) no material adverse change in the financial condition or operations of Frontier Airlines and its Affiliates has occurred which taken as a whole would have a material adverse effect on the ability of Frontier Airlines or the Borrower, to carry on its business or to perform its obligations under the Agreement or any other Operative Documents.
(r)The Administrative Agent shall have received a copy of any other Authorization which the Administrative Agent reasonably considers to be necessary following advice from its legal advisors (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Operative Document or for the validity and enforceability of any Operative Document.

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The Borrower shall discharge or shall procure the discharge of all fees payable to the Parent in respect of the Borrower and the transaction as such obligations are due to be performed in accordance with the Operative Documents.
4.2Conditions Precedent to the Lenders' Making Loans After the Initial Loan
It is agreed that the obligations of the Lenders to make Loans to the Borrower (other than the Initial Loan) is subject to the satisfaction prior to or on the Borrowing Date for such Loan of the following conditions precedent:
(a)The Administrative Agent shall have received a Funding Notice with respect to the Borrowing Date for such Loan pursuant to Clause 2 (or shall have waived such notice either in writing or as provided in Clause 2).
(b)A certificate of a director of the Borrower, certifying that on such Borrowing Date, (A) the representations and warranties of the Borrower contained in Clause 7 are true and accurate in all material respects as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate on and as of such earlier date) and (B) no event has occurred or is continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default.
(c)The Administrative Agent shall have received for the account of the Lenders all fees specified in Clauses 3.3 and 3.4 that are due and payable on or prior to such Borrowing Date.
(d)The Administrative Agent shall not have received any notice, or is not otherwise aware, that an Airbus Termination Event has occurred and is continuing, and the Administrative Agent is satisfied (acting reasonably) that the Assigned Purchase Agreement is in full force and effect.
(e)The Administrative Agent shall be satisfied that the Liens constituted by the relevant Operative Documents which purport to create such Liens and which are required pursuant to the terms of this Agreement are in full force and effect and have been fully perfected.
(f)Each Guarantee shall be in full force and effect.
(g)The Loans have not become due and payable or will not, with the passing of time, become due and payable pursuant to Clause 5.9(d) or (e).
4.3Post-Effective Date Matters
(a)No later than [***] after the Effective Date, the Administrative Agent shall have received a fully executed account control agreement, among the Security Trustee, Borrower, and the applicable Eligible Institution, with respect to the Cash Collateral Account, which shall be in form and substance satisfactory to Administrative Agent in its sole discretion.

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(b)No later than [***] after the Effective Date, the Administrative Agent shall have received a fully executed Engine Agreement with International Aero Engines, LLC, which shall be in form and substance satisfactory to Administrative Agent in its sole discretion.
4.4Conditions Precedent to the Restatement Date
It is agreed that the effectiveness of this Agreement on the Restatement Date are subject to the satisfaction prior to or on the Restatement Date of the following conditions precedent, which shall be conclusive and binding evidence that such conditions precedent has been satisfied or waived by the Lenders:
(a)The following documents shall have been duly authorized, executed and delivered by the party or parties thereto, shall each be reasonably satisfactory in form and substance to the Administrative Agent and shall be in full force and effect and executed counterparts shall have been delivered to the Administrative Agent and its counsel:
(i)    this Agreement;
(ii)    each Reaffirmation Agreement;
(iii)    the Amendment to Step-In Agreement;
(iv)    the Assignment Amendment Agreement; and
(v)    the Second A&R Engine Agreement.
(b)The Administrative Agent shall have received the following, in each case in form and substance satisfactory to it:
(c)(i)    The Initial Lender shall have received written confirmation from Airbus (A) that the details of the Advances, the due dates thereof, and the Financed Amounts in respect thereof, are set out in the Aircraft Schedule and the Assigned Aircraft Schedule are true and accurate, which confirmation may be provided in the Amendment to Step-In Agreement and (B) that no Airbus Termination Event (as defined in the Step-In Agreement) has occurred.
(d)(ii)    The Administrative Agent shall have received all fees required to be paid, and all expenses required to be paid and for which invoices have been presented (including the reasonable and documented out-of-pocket fees and expenses of legal counsel for the Administrative Agent), on or before the Restatement Date.
(iii)    The Administrative Agent shall have received a certificate of a director of the Borrower, certifying that on the Restatement Date, (A) the representations and warranties of the Borrower contained in Clause 7 are true and accurate in all material respects (without duplication of any materiality qualifier contained therein) as though made on and as of such date except to the extent that such

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representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate in all material respects (without duplication of any materiality qualifier contained therein) on and as of such earlier date), (B) no event has occurred or is continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default, and (C) no material adverse change in the financial condition or operations of the Borrower has occurred which taken as a whole would have a material adverse effect on the ability of the Borrower to carry on its business or to perform its obligations under the Agreement or any other Operative Documents.
(iv)    The Administrative Agent shall have received a certificate of a responsible officer of Frontier Airlines, certifying that on the Restatement Date, no material adverse change in the financial condition or operations of Frontier Airlines and its Affiliates has occurred which taken as a whole would have a material adverse effect on the ability of Frontier Airlines to carry on its business or to perform its obligations under the Operative Documents.
5.THE CERTIFICATES
5.1Form of Loan Certificates
The Loan Certificates shall each be substantially in the form specified in Exhibit E.
5.2Terms of Loan Certificates; Loans
(a)On the Effective Date, the Borrower shall issue a Loan Certificate to the Initial Lender in an aggregate original principal amount equal to the Maximum Commitment.
(b)Each Loan shall bear interest at a rate per annum equal to the Applicable Rate in effect for such Interest Period. The Borrower shall pay, in arrears, interest accrued in the relevant Interest Period in Dollars on the outstanding principal balance of each Loan on the applicable Interest Payment Date for such Loan. The Interest Periods for the Loans can vary in accordance with the definition of Interest Period. Interest shall be payable with respect to the first but not the last day of each Interest Period and shall be payable from (and including) the date of (i) the making of a Loan or (ii) the immediately preceding Interest Payment Date, as the case may be, to (and excluding) the next succeeding Interest Payment Date. Interest hereunder and under the Loan Certificates shall be calculated on the basis of a year of 360 days and actual number of days elapsed.
(c)If any sum payable under the Loan Certificates or under the Mortgage falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day.
(d)The outstanding principal amount of each Loan shall be due and payable on the Maturity Date, unless any such Loan is permitted to be repaid prior to the Maturity Date in accordance with Clause 3.5.

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(e)Each Loan Certificate shall bear interest at the Past Due Rate on any principal thereof and, to the extent permitted by Applicable Law, interest (other than interest accrued at the Past Due Rate) and other amounts due thereunder and hereunder, not paid when due (whether at stated maturity, by acceleration or otherwise), for any period during which the same shall be overdue, payable on demand by such Lender given through the Administrative Agent.
(f)The Loan Certificates shall be executed on behalf of the Borrower by one of its authorized officers. Loan Certificates bearing the signatures of individuals who were at any time the proper officers of the Borrower shall bind the Borrower, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the delivery of such Loan Certificates or did not hold such offices at the respective dates of such Loan Certificates. No Loan Certificates shall be issued hereunder except those provided for in Clause 5.2(a) and any Loan Certificates issued in exchange or replacement therefor pursuant to the terms of this Agreement.
(g)Upon the written request of the Borrower, which shall be no later than the applicable Extension Request Deadline, the Lenders shall have the right in their sole discretion to extend the Maturity Date by two (2) years by delivering an Extension Notice to the Borrower no later than [***] following receipt of such written request from the Borrower (the "Extension Notice Deadline"). Any such extension shall require the unanimous consent of all Lenders, each acting at their own discretion.
5.3Taxes
(a)Any and all payments by or on account of any obligation of the Borrower hereunder to the Lenders, the Administrative Agent or the Security Trustee, under the Loan Certificates and each other Operative Document shall be made free and clear of and without deduction or withholdings for any Taxes, except as required by Applicable Law; provided that if the applicable withholding agent shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Clause 5.3) the Security Trustee, the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Entity in accordance with Applicable Law.
(b)In addition, the Borrower shall, or shall cause the Security Trustee to, pay any Indemnified Taxes or Taxes addressed in Clause 5.3(j) to the relevant Governmental Entity in accordance with Applicable Law and shall indemnify the Security Trustee, the Administrative Agent and each Lender on an After-Tax Basis within [***] after written demand therefor, for the full amount of any Indemnified Taxes paid by the Security Trustee, the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Clause) and, other than any of the following to the extent (but only to the extent) resulting from the gross negligence or willful misconduct of the Security Trustee, the Administrative Agent or such Lender, any penalties, interest and reasonable expenses arising

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therefrom or with respect thereto, whether or not such Indemnified Taxes are correctly or legally imposed or asserted by the relevant Governmental Entity. Determinations and calculations made by a Lender with respect to an indemnity due hereunder shall be conclusive absent manifest error, provided that such determinations and calculations are made on a reasonable basis.
(c)As soon as practicable after any payment of Taxes by the Borrower to a Governmental Entity, the Borrower shall, or shall cause the Security Trustee to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Any Person that at any time is entitled to an exemption from or reduction of any Indemnified Tax, at the request of the Borrower or the Security Trustee, shall deliver to it (with a copy to the Administrative Agent) such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Security Trustee as will permit the utilization of such exemption or reduction, provided that, other than such documentation set forth in paragraphs (d)(i), (d)(ii), and (l) of this Clause 5.3, such Person has determined in its reasonable good faith judgment that to do so will not result in any adverse consequences to such Person, unless the adverse consequence can be cured through an indemnity (such determination to be made by such Person in its reasonable good faith judgment), and such Person is indemnified for any adverse consequence by the Borrower in a manner reasonably satisfactory to such Person.
(i)any Lender that is a U.S. Person shall deliver to the Borrower or the Security Trustee (with a copy to the Administrative Agent) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Security Trustee), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower or the Security Trustee (with a copy to the Administrative Agent) (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Security Trustee), whichever of the following is applicable:
(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Operative Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Operative Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(B)executed copies of IRS Form W-8ECI;
(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(D)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(i)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower or the Security Trustee (with a copy to the Administrative Agent) (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Security Trustee), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Security Trustee to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower or the Security Trustee in writing of its legal inability to do so.
(a)If the Borrower becomes obligated to pay any Indemnified Taxes pursuant to this Clause 5.3, each applicable Lender and the Administrative Agent hereby agrees to cooperate with the Borrower, as described in Clauses 5.11(d).
(b)If any party receives a refund of any Taxes as to which it has been indemnified pursuant to this Clause 5.3 (including by the payment of additional amounts pursuant to this Clause 5.3), such party shall, as soon as reasonably practicable, pay to the indemnifying party the amount of such refund received on such refund and not in excess of amounts previously paid by the indemnifying party to the

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indemnified party pursuant to this Clause 5.3, net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than interest received on such refund from the relevant Governmental Authority). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(c)Each Lender hereby agrees to indemnify the Borrower, the Security Trustee, or any other applicable withholding agent, as the case may be, for any Taxes of a type collected by way of withholding which the Borrower, the Security Trustee or such withholding agent fails to withhold on payments to such Lender as a direct result of the failure of such Lender to provide the form or certificate required to be provided by such Lender under Clause 5.3(d) or the invalidity of any such form or certificate required to be provided by such Lender under Clause 5.3(d).
(d)Without limiting the foregoing, each Person that is an assignee of a Lender pursuant to Clause 5.6 and/or Clause 19.3(d) shall, upon the effectiveness of such transfer, be required to provide all of the forms and statements to the extent required pursuant to this Clause 5.3.
(e)The Borrower will pay to each Indemnitee interest at the Applicable Rate, to the extent permitted by Applicable Law, on any amount not paid when due under this Clause 5.3 until the same shall be paid.
(f)The Borrower agrees to pay any present or future stamp or documentary Taxes or any other license, excise or property Taxes (i) imposed by any taxing authority which may arise from the registration, filing, recording, or perfection of any security interest of or in connection with this Agreement or the other Operative Documents or (ii) imposed by any taxing authority in connection with an Event of Default. The Borrower will provide appropriate documentation, including receipts if available, when requested to evidence payment by the Borrower of any such Taxes.
(g)All consideration expressed to be payable under an Operative Document by any party to any Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any party in connection with an Operative Document, that party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT. Where an Operative Document requires any party to reimburse the Lender for any costs or expenses, that party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither

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it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant Tax authority in respect of the VAT.
(h)If a payment made to a Lender under any Operative Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Security Trustee at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Security Trustee such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Security Trustee as may be necessary for the Borrower and the Security Trustee to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (l), "FATCA" shall include all amendments made to FATCA after the Effective Date.
(i)On or before the date the Administrative Agent (or any successor thereto) becomes a party to this Agreement, the Administrative Agent shall provide the Borrower with a properly completed and executed copy of, if it is a U.S. Person, IRS Form W-9 (or any successor form) certifying that it is exempt from U.S. federal backup withholding, or, if it is not a U.S. Person, (1) a properly completed and executed copy of IRS Form W-8ECI (or any successor form) with respect to payments to be received by it as a beneficial owner and (2) a properly completed and executed IRS Form W-8IMY (or any successor form) (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, certifying that, for such purpose, it is either (a) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives on behalf of others or (b) a U.S. branch and that payment it receives for others is not effectively connected with the conduct of a trade or business in the United States and that has agreed to be treated as a U.S. Person for U.S. federal tax purposes. Such Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.
5.4Distribution of Funds Received
(a)The Administrative Agent shall maintain records of all amounts paid to it by the Borrower hereunder.
(b)Provided that no Event of Default has occurred and is then continuing, each installment of interest payable on the Loan Certificates shall be distributed as promptly as possible on or after the date that such amount is actually received by the Administrative Agent from the Borrower:
First, to the Lenders ratably, without priority of one over the other, to the payment in full of (A) the aggregate amount of interest due under the Loan Certificates in an amount equal to (i) accrued interest at the rate provided in each Loan Certificate, (ii) any overdue interest thereon, and (iii) the breakage costs, if

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any, and (B) any other amounts (other than principal) then due and owing to the Lenders or any Agent hereunder and under the other Operative Documents;
Second, the balance, if any, thereof thereafter remaining to the Borrower or such other Person(s) as may then lawfully be entitled thereto.
(c)Provided that no Event of Default has occurred and is then continuing, each payment made by the Borrower as repayment of Loans shall be distributed as promptly as possible on or after the date that such amount is actually received by the Administrative Agent from the Borrower:
First, to the Lenders ratably, without priority of one over the other, to the payment in full of (A) the aggregate amount of interest due under the Loan Certificates in respect of such Aircraft being in an amount equal to (i) accrued interest at the rate provided in each Loan Certificate, and (ii) any overdue interest thereon plus the breakage costs, if any, due to the Lenders in respect of such payment, and (B) any other amounts (other than principal) then due and owing to the Lenders or any Agent hereunder and under the other Operative Documents;
Second, to the Lenders ratably, without priority of one over the other, to the payment in full of the outstanding principal amount of the Loans in respect of such Aircraft made by the Lenders which is being repaid;
Third, the balance, if any, thereof thereafter remaining to the Borrower or such other Person(s) as may then lawfully be entitled thereto.
(d)Upon any partial repayment of the Loan Certificates pursuant to Clause 5.10(a) hereof, the amount paid by Borrower shall be applied against the amounts which Borrower is obligated to pay in connection with such prepayment pursuant to Clause 5.10(a) (it being understood that no prepayment shall be permitted under Clause 5.10(a) unless the Borrower pays a sufficient amount to satisfy the amounts owed by it under Clause 5.10(a) in connection with such prepayment).
(e)After an Event of Default shall have occurred, and so long as such Event of Default shall be continuing, amounts actually received by the Security Trustee from the Borrower and all proceeds resulting from any sale of any of the Collateral shall be applied in the following order of priority:
First, to the extent not theretofore paid by or on behalf of the Borrower, to pay all costs and expenses of each Agent incurred in connection with the performance of its duties hereunder or under any other Operative Document, including reasonable attorneys' fees and expenses, and all costs and expenses incurred by the Security Trustee in connection with its entering upon, taking possession of, holding, operating, managing, selling or otherwise disposing of the Collateral or any part thereof, any and all Taxes, assessments or other charges of any kind prior to the Lien of any Operative Document that the Security Trustee determined in good faith to pay or be paid, and all amounts payable to each Agent hereunder or under

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any of the Operative Documents in respect of any indemnities or other obligations of the Borrower;
Second, to the Lenders ratably, without priority of one over the other, to the payment of all accrued and unpaid interest (including the breakage costs, if any, and interest on account of overdue payments of principal and interest) then due the Lenders under this Agreement or any of Loan Certificates;
Third, to the Lenders ratably, without priority of one over the other, to the payment in full of the principal amount of the Loan Certificates;
Fourth, to the Lenders ratably, without priority of one over the other, to the payment of any other amount, indebtedness or obligations (other than principal) due and payable to the Lenders under any Operative Documents;
Fifth, the balance, if any, thereof thereafter remaining, to the Borrower or such other Person(s) as may then lawfully be entitled thereto.
If the Security Trustee purchases and subsequently sells any Aircraft to a third party (or otherwise disposes of any of its rights under the Operative Documents relating to such Aircraft), any net sale proceeds (after deduction of all relevant costs, including maintenance, storage and insurance) which exceed the Loan allocable to such Aircraft to the extent actually received by the Security Trustee shall be distributed under this Clause (e).
5.5Method of Payment
(a)Principal and interest and other amounts due hereunder or under the Loan Certificates or in respect hereof or thereof shall be payable in Dollars in immediately available funds prior to [***], on the due date thereof, to the Administrative Agent and the Administrative Agent shall, subject to the terms and conditions of Clause 5.4, remit all such amounts so received by it to the Lenders at such account or accounts at such financial institution or institutions in New York as the Lenders shall have designated to the Administrative Agent in writing, in immediately available funds for distribution to the relevant Lenders.
(b)All such payments by the Borrower and the Administrative Agent shall be made free and clear of and without reduction on account of all wire and other like charges. Prior to the due presentment for registration of transfer of any Loan Certificate, the Borrower and the Administrative Agent may deem and treat the Person in whose name any Loan Certificate is registered on the Certificate Register as the absolute owner of such Loan Certificate for the purpose of receiving payment of all amounts payable with respect to such Loan Certificate and for all other purposes whether or not such Loan Certificate shall be overdue, and neither the Borrower nor the Administrative Agent shall be affected by any notice to the contrary.
(c)If the Administrative Agent disburses funds on a payment date without first having received funds from the Borrower and if the Borrower subsequently fails to make such payment before the end of the day, then on the next succeeding

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Business Day following demand from the Administrative Agent, each Lender which has received such funds will refund to the Administrative Agent the amount advanced by the Administrative Agent which such Lender received.
5.6Registration, Transfer and Exchange of Loan Certificates
(a)The Administrative Agent agrees with the Borrower that the Administrative Agent shall keep a register (herein sometimes referred to as the "Certificate Register") in which provision shall be made for the registration of Loan Certificates.
(b)Prior to the due presentment for registration of the transfer of any Loan Certificate, the Borrower and the Administrative Agent shall deem and treat the person in whose name such Loan Certificate is registered on the Certificate Register as the absolute owner of such Loan Certificate, and the Lender for the purpose of receiving payment of all amounts payable with respect to such Loan Certificate, and for all other purposes whether or not such Loan Certificate is overdue, and neither the Borrower nor the Administrative Agent shall be affected by notice to the contrary.
(c)The Certificate Register shall be kept at the office of the Administrative Agent specified in this Agreement or at the office of any successor Administrative Agent, and the Administrative Agent is hereby appointed "Certificate Registrar" for the purpose of registering Loan Certificates and transfers of Loan Certificates as herein provided.
(d)Upon surrender for registration of transfer of any Loan Certificate at the office of the Administrative Agent specified in this Agreement and upon delivery by the Administrative Agent to the Borrower of such surrendered Loan Certificate, the Borrower shall execute, and the Administrative Agent shall deliver, in the name of the designated transferee or transferees, one or more new Loan Certificates of a like aggregate principal amount.
(e)Each Lender may assign all or part of an interest in any Loan Certificate held by it to any Person, subject to the extent to which it may transfer its interest in any such Loan Certificate held by it in accordance with Clause 19.3(d) and (e), and such permitted transferee shall be deemed a "Lender" hereunder.
(f)All Loan Certificates issued upon any registration of transfer or exchange of Loan Certificates shall be the valid obligations of the Borrower evidencing the same obligations, and entitled to the same security and benefits under the Mortgage and this Agreement, as the Loan Certificates surrendered upon such registration of transfer.
(g)Every Loan Certificate presented or surrendered for registration of transfer, shall (if so required by the Administrative Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Administrative Agent duly executed by the Lender thereof or its attorney duly authorized in writing, and the Administrative Agent may require evidence reasonably satisfactory to it as to the compliance of any such transfer with the Securities Act and the securities laws of any applicable state.
(h)The Administrative Agent shall make a notation on each new Loan Certificate or Loan Certificates of the current outstanding principal of such Loan and the date to

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which interest accrued on such old Loan Certificate or Loan Certificates has been paid and the extent, if any, to which any interest therein has been subject to a registered assignment.
(i)The Administrative Agent shall not be required to register the transfer of any surrendered Loan Certificates as above provided during the [***] period preceding the due date of any payment on such Loan Certificates.
(j)The Administrative Agent shall give the Borrower, the Security Trustee and each Lender notice of such transfer of a Loan Certificate under this Clause 5.6.
(k)Prior to or simultaneously with the transfer by a Lender of its Loan Certificates or its interest in this Agreement, the transferee of such Lender shall notify the Borrower of its identity and of the country of which such transferee is a resident for tax purposes.
5.7Mutilated, Destroyed, Lost or Stolen Loan Certificates
(a)If any Loan Certificate shall become mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request of the affected Lender, execute and deliver in replacement thereof, a new Loan Certificate, in the same principal amount, dated the date of such Loan Certificate.
(b)If the Loan Certificate being replaced has become mutilated, such Loan Certificate shall be surrendered to the Administrative Agent and the original thereof shall be furnished to the Borrower by the Administrative Agent.
(c)If the Loan Certificate being replaced has been destroyed, lost or stolen, the affected Lender shall furnish to the Borrower and the Administrative Agent such security or indemnity as may be reasonably required by them to hold the Borrower and the Administrative Agent harmless and evidence satisfactory to the Borrower and the Administrative Agent of the destruction, loss or theft of such Loan Certificate and of the ownership thereof, provided, however, that if the affected Lender is an original party to this Agreement or an Affiliate thereof, the written notice of such destruction, loss or theft and such ownership and the written undertaking of such Lender delivered to the Borrower and the Administrative Agent to hold harmless the Borrower and the Administrative Agent in respect of the execution and delivery of such new Loan Certificate shall be sufficient evidence, security and indemnity.
5.8Payment of Expenses on Transfer
Upon the issuance of a new Loan Certificate or new Loan Certificates pursuant to Clause 5.6 or 5.7, the Borrower and/or the Administrative Agent may require from the party requesting such new Loan Certificate or Loan Certificates payment of a sum sufficient to reimburse the Borrower and/or the Administrative Agent for, or to provide funds for, the payment of any transfer or registration tax or other governmental charge of the same type in connection therewith or any charges and expenses connected with such tax or other governmental charge paid or payable by the Borrower or the Administrative Agent, and any out of pocket expenses, including reasonable and documented legal fees (for external counsel) incurred, of the Borrower or the Administrative Agent.

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5.9Prepayment
(a)[Reserved].
(b)[Reserved].
(c)[Reserved].
(d)Upon the occurrence of a Material Event of Default, the aggregate outstanding principal amount of all Loans shall become immediately due and payable, and the Borrower shall thereupon prepay the Loan Certificates relating to such Loans, together with accrued interest thereon to the date of prepayment plus breakage costs, if any, and all other amounts due, owing and payable under the Operative Documents.
(e)Upon the occurrence of a termination or cancellation of the Assigned Purchase Agreement with respect to any Aircraft for any reason whatsoever, the aggregate outstanding principal amount of all Loans relating to such Aircraft shall become due and payable within [***], and the Borrower shall thereupon prepay the Loan Certificates to the extent of the Loans with respect to such Aircraft, together with accrued interest thereon to, and including the date of prepayment plus breakage costs, if any, and all other amounts due under the Operative Documents with respect to such Aircraft.
(f)In the event that a Lender is entitled to a payment under Clause 5.3, 5.11, 5.12 or 5.13 (an "Affected Lender") and without prejudice to the Finance Party's rights hereunder and under the Mortgage, the Borrower, the Administrative Agent and the Affected Lender shall cooperate (at no cost to itself) for a period of [***] to restructure the Loan for the Affected Lender with a view to eliminating or reducing the need for any such payment, it being agreed that the Affected Lender shall have no obligation to proceed with such restructuring to the extent such restructuring would or may reasonably be expected to:
(1)    result in an adverse regulatory consequence for the Affected Lender; or
(2)    involve any unreimbursed or unindemnified cost for the Affected Lender; or
(3)    be inconsistent with the Affected Lender's internal policies.
If no restructuring can be arranged within such time period, the Borrower may, with notice to the Affected Lender, attempt within such time period to find an entity reasonably satisfactory to the Administrative Agent to purchase the Affected Lender's Loan Certificate and assume the Affected Lender's Commitment.
(g)The Affected Lender shall be paid (by the purchasing entity or the Borrower) the outstanding principal balance of its Loan Certificate, all accrued and unpaid interest thereon, the breakage costs, if any, incurred (calculated as if such purchase were a prepayment of such Affected Lender's Loan Certificate) and

|US-DOCS\168361378.3||

all other amounts owed to the Affected Lender under any Operative Document as a condition precedent to such purchase. Upon such payment, such Affected Lender shall transfer its Loan Certificate to the Borrower or such other purchaser, without representation or warranty except for the absence of any Liens.
(h)In the event the Borrower is unable to find a purchaser of the Affected Lender's Loan Certificate pursuant to clause (f) above, then, so long as no Default or Event of Default shall have occurred and be continuing on at least [***] prior written notice, the Borrower may prepay on the date specified in its notice of prepayment, in whole the Affected Lender's Loan Certificate at the principal amount thereof together with accrued and unpaid interest thereon to the date of prepayment plus the breakage costs, if any, and all other amounts due to the Affected Lender hereunder, thereunder and under the other Operative Documents.
(i)In the event that Airbus refunds any amounts under the Assigned Purchase Agreement relating to the Aircraft, a principal amount of the Loans (and breakage costs, if any, related thereto) relating to such Aircraft equal to such refund shall become immediately due and payable.
(j)Any notice of prepayment delivered pursuant to Clauses 5.9(d), (g) or (h) shall be irrevocable and shall identify the amount to be prepaid and the Loans relating to an Aircraft.
(k)If the aggregate outstanding principal amount of all Loan Certificates exceeds the Facility Amount, the Loans (and all interest accrued thereon and breakage costs, if any, related thereto) shall become immediately due and payable in a principal amount equal to that which when applied, would reduce the aggregate outstanding principal amount of all Loan Certificates to below the Facility Amount.
5.10Provisions Relating to Prepayment
(a)Notice of prepayment having been given, the principal amount of the Loan Certificates to be prepaid, plus accrued interest thereon to the date of prepayment, together with the breakage costs, if any, shall become due and payable on the prepayment date.
(b)On the date fixed for prepayment under Clause 5.9, immediately available funds in Dollars shall be deposited by the Borrower in the account of the Administrative Agent at the place and by the time and otherwise in the manner provided in Clause 5.5, in an amount equal to the principal amount of Loan Certificates to be prepaid together with accrued and unpaid interest thereon to the date fixed for such prepayment, the breakage costs, if any, and all other amounts due to the Lenders under the Operative Documents.
(c)Each Lender shall furnish to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the breakage costs, if any, due to such Lender, which certificate shall be presumptively correct.
(d)For the avoidance of doubt, amounts repaid or prepaid on account of the Loans may not be reborrowed.
5.11Increased Costs

|US-DOCS\168361378.3||

(a)The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender on an After-Tax Basis for any increase in costs that such Lender determines are attributable to its making or maintaining of its Commitment or the Loans evidenced by its Loan Certificates or funding arrangements utilized in connection with such Loans, or any reduction in any amount receivable by such Lender hereunder or under any Operative Document in respect of any of its Commitments, such Loans or such arrangements (such increases in costs and reductions in amounts receivable (including any amounts covered by clause (b) below) being herein called "Additional Costs"), resulting from any Regulatory Change that:
(i)imposes any Tax (other than Taxes described in clauses (b) through (e) of the definition of Excluded Taxes) that is the functional equivalent of any reserve, special deposit or similar requirement of the sort covered by Clause 5.11(a)(ii); or
(ii)imposes or modifies any reserve, special deposit or similar requirements (including any Reserve Requirement) relating to any extension of credit or other assets of, or any deposits with or other liabilities of, such Lender, any commitment of such Lender (including, without limitation the Commitment of such Lender hereunder); or
(iii)imposes any other condition affecting this Agreement, the Loan Certificates (or any of such extensions of credit or liabilities) or its Commitments.
(b)Without limiting the effect of the foregoing provisions of this Clause 5.11 (but without duplication), the Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any increase in costs that it determines are attributable to the maintenance by such Lender (or any lending office or such bank holding company) of capital in respect of the Commitments or Loan of such Lender hereunder, pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful so long as compliance therewith is standard banking practice in the relevant jurisdiction) of any court or governmental or monetary authority following:
(i)any Regulatory Change; or
(ii)implementing any risk-based capital guideline or other similar requirement issued by any government or governmental or supervisory authority implementing at the national level the Basel Accord; or
(iii)implementing any requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act;
(c)in each case after the Effective Date (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any lending office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or

|US-DOCS\168361378.3||

request). For purposes of this Clause 5.11(b), "Basel Accord" means the proposals for risk-based capital framework described by the Basel Committee on Banking Regulations and Supervisory Practices commonly known as Basel III, as amended, modified and supplemented and in effect from time to time, or any replacement thereof.
(d)Clauses 5.11(d) and (e) apply in respect of this Clause 5.11.
(e)Each Lender shall notify the Borrower of any event occurring after the Effective Date entitling such Lender to compensation under paragraph (a) or (b) of this Clause 5.11 as promptly as practicable, but in any event within [***], after such Lender obtains actual knowledge thereof; provided that (i) such Lender shall, with respect to compensation payable pursuant to this Clause 5.11 in respect of any Additional Costs resulting from such event, only be entitled to payment under this Clause 5.11 for Additional Costs incurred from and after the date that is [***] prior to the date of receipt of such notice by the Borrower, (ii) each Lender will use commercially reasonable efforts (at the Borrower's expense) to mitigate the amount of compensation under paragraph (a) or (b) of this Clause 5.11 associated with such event, including designating a different lending office for the Loan evidenced by such Lender's Loan Certificate affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, result in any economic, legal or regulatory disadvantage to such Lender, and (iii) no Lender shall discriminate against the Borrower in making any claim for compensation under this Clause 5.11, and no Lender shall treat the Borrower less favorably than such Lender's other similarly situated borrowers. When submitting a claim pursuant to Clause 5.11, each Lender will furnish to the Borrower an officer's certificate setting forth in reasonable detail (x) the events giving rise to compensation under paragraph (a) or (b) of this Clause 5.11, (y) the basis for determining and allocating such compensation and (z) the amount of each request by such Lender for such compensation (subject, however, to any limitations such Lender may require in respect of disclosure of confidential information relating to its capital structure), together with a statement that the determinations and allocations made in respect of such compensation comply with the provisions of this Clause 5.11, including as provided by the last proviso of this paragraph (d). Determinations and allocations by any Lender for purposes of this Clause 5.11 of the effect of any Regulatory Change pursuant to Clause 5.11(a), or of the effect of capital maintained pursuant to Clause 5.11(b), on its costs or rate of return of maintaining the Loan evidenced by its Loan Certificate or its Commitment, or on amounts receivable by it in respect of its Loan Certificate, and of the amounts required to compensate such Lender under this Clause 5.11, shall be conclusive absent manifest error; provided that such determinations and allocations are made on a reasonable basis and, in the case of allocations, are made fairly.
(f)The Borrower shall not be required to make payments under this Clause 5.11 to any Lender if (i) a claim hereunder arises solely through circumstances peculiar to such Lender and which do not affect commercial banks in the jurisdiction of organization of such Lender generally, (ii) such Lender is not seeking similar compensation for such costs from its borrowers generally in similarly situated commercial loans, or (iii) the claim arises out of a voluntary relocation by such Lender of its lending office (it being understood that any such relocation effected pursuant to this Clause 5.11 is not "voluntary").

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5.12Illegality
Notwithstanding any other provision of this Agreement or the Mortgage, if any Lender (an "Illegal Lender") shall notify the Administrative Agent that the introduction after the Effective Date of or any change after the Effective Date in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Entity asserts that it is unlawful, for such Lender to make, fund or allow to remain outstanding its Loan Certificate, then such Lender shall, promptly after becoming aware of the same, deliver to the Borrower through the Administrative Agent a certificate to that effect, and the Borrower shall, subject to Clause 5.9(f), prepay the aggregate outstanding principal amount of the Loan Certificate held by such Illegal Lender in full, together with accrued interest thereon to the date of prepayment plus the breakage costs, if any, and all other amounts due thereunder and hereunder and under the other Operative Documents to such Illegal Lender.
5.13Inability to Determine Rates.
5.14Subject to Clause 5.14, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that "Term SOFR" cannot be determined pursuant to the definition thereof, or
(b)the Majority Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.
5.15Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Clause 5.11. Subject to Clause 5.14, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that "Term SOFR"

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cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of "ABR" until the Administrative Agent revokes such determination.
5.16Benchmark Replacement Setting
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Operative Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at [***] after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Clause 5.14(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Operative Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Operative Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Clause 5.14(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Clause 5.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Operative Document, except, in each case, as expressly required pursuant to this Clause 5.14.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Operative Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not

|US-DOCS\168361378.3||

or will not be representative, then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
6.TERMINATION OF INTEREST IN COLLATERAL
None of the Administrative Agent, Security Trustee or any Lender shall have any further interest in, or other right with respect to, the Mortgage Collateral with respect to any Aircraft when and if the principal amount of, the breakage costs on, if any, interest on and other amounts due under all Loans in relation to such Aircraft held by such Lender and all other sums due to such Lender hereunder and under the other Operative Documents in respect of such Aircraft shall have been finally and indefeasibly paid in full. Upon payment in full of any Loans relating to an Aircraft, the Security Trustee shall release that portion of the Collateral which relates solely to the applicable Aircraft from the Lien of the Mortgage and such Aircraft shall thereafter cease to be an "Aircraft" for the purposes of the Operative Documents.
7.BORROWER'S REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants that on the date hereof and on each Borrowing Date:
(a)the Borrower is a Cayman Islands exempted company, duly incorporated and validly existing pursuant to the laws of the Cayman Islands; is duly qualified to do business as a foreign corporation in each jurisdiction in which its operations or the nature of its business requires, except where the failure to be so qualified would not have a Material Adverse Effect; and has the corporate power and authority to purchase the Assigned Aircraft under the Assigned Purchase Agreement and to enter into and perform its obligations under the Operative Documents to which it is or shall be a party;

|US-DOCS\168361378.3||

(b)the execution, delivery and performance by the Borrower of the Operative Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Borrower, do not require any shareholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of the Borrower except such as have been duly obtained and are in full force and effect, and none of the execution, delivery or performance by the Borrower of such Operative Documents contravenes any law, judgment, government rule, regulation or order binding on the Borrower or the memorandum and articles of association of the Borrower or contravenes the provisions of, or constitutes a default under, or results in the creation of any Lien (other than Permitted Liens) upon the property of the Borrower under, any indenture, mortgage, contract or other agreement to which the Borrower is a party or by which it or its properties may be bound;
(c)neither the execution and delivery by the Borrower of the Operative Documents to which it is a party nor the performance by the Borrower of its obligations thereunder requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Federal, state or foreign government authority or agency, except for those specified in the opinions referred to in Clause 4.1(g) or those that would not have a Material Adverse Effect;
(d)the Operative Documents to which the Borrower is a party each constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with the terms thereof except as such enforceability may be limited by equitable principles or applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally;
(e)there is no pending or (to the best of Borrower's knowledge) threatened action or proceeding before any court, arbitrator or administrative agency that individually (or in the aggregate in the case of any group of related actions or proceedings) is expected by the Borrower to have a Material Adverse Effect;
(f)except as specified in the opinions referred to in Clause 4.1(g), no further action, including any filing or recording of any document, is necessary or advisable in order to establish and perfect the first ranking Lien on the Collateral in favor of the Security Trustee pursuant to the Mortgage or the Share Charge;
(g)there has not occurred any event which constitutes a Default or an Event of Default, in each case, which is presently continuing;
(h)the Assigned Purchase Agreement and the Engine Agreements are in full force and effect and none of the Borrower or, to the knowledge of the Borrower, Airbus or any Engine Manufacturer is in default of any of its material obligations thereunder. Neither the Borrower nor any Guarantor has assigned or granted any Lien in its rights under the Assigned Purchase Agreement in respect of any of the Assigned Aircraft or the Engine Agreements or the Engines;
(i)the Borrower has filed or caused to be filed all federal, state, local and foreign Tax returns which are required to be filed and has paid or caused to be paid or provided adequate reserves for the payment of all Taxes (whether or not shown to be due and payable on such returns) or (except to the extent being contested in good faith and by appropriate proceedings and for the payment of which adequate reserves have been provided in accordance with generally accepted accounting

|US-DOCS\168361378.3||

principles) on any assessment received by the Borrower, to the extent that such Taxes have become due and payable, except such returns or Taxes as to which the failure to file or pay, as the case may be, could not be reasonably expected to materially and adversely affect the assets, operations or financial condition, of the Borrower;
(j)the Borrower is not in violation of any law, order, injunction, decree, rule or regulation applicable to the Borrower of any court or administrative body, which default or violation would reasonably be expected to materially and adversely affect the operations or financial condition of the Borrower or the Borrower's ability to execute, deliver and perform its obligations under the Operative Documents;
(k)the Borrower is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940;
(l)[Reserved];
(m)the Borrower is fully solvent (on a cash flow and balance sheet basis) and will be fully solvent immediately following the execution of this Agreement, the Operative Documents and the consummation of the transactions contemplated hereby and thereby;
(n)no Liens have been granted or created by any Person and exist over any of the Collateral except Permitted Liens;
(o)each of the dates in the column entitled "Borrowing Date" in the table set out in the Aircraft Schedule and the Assigned Aircraft Schedule is the date on which the Advance to which such date is expressed to correspond in such table is due and payable to Airbus in accordance with the Assigned Purchase Agreement;
(p)the Borrower is in compliance with all requirements of law except where such non-compliance could not reasonably be expected to have a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, each of the Borrower and the Guarantors is in compliance in all material respects;
(q)the Borrower and each Guarantor maintains and enforces policies and procedures designed to promote and achieve compliance by the Borrower and the Guarantors with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;
(r)none of the Borrower or the Guarantors or, any of their respective directors, officers or, to the Borrower's knowledge, any of their respective affiliates, agents or employees (i) has conducted their respective businesses or taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to the Borrower's knowledge, investigation brought by any Governmental Entity with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws;
(s)the Borrower shall not knowingly, directly or indirectly, (i) use, lend, contribute or otherwise make available any part of the proceeds of any Loan hereunder to fund any activities or business of a Sanctioned Person or in any manner that

|US-DOCS\168361378.3||

would result in a violation of Sanctions by any Person party hereto or (ii) fund all or part of any repayment or reimbursement of the obligations hereunder out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction that was conducted in violation of Sanctions; and
(t)the Borrower shall not knowingly, directly or indirectly, use any part of the proceeds of any Loan hereunder for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Laws.
8.GENERAL INDEMNITY
8.1Subject to the next following paragraph, the Borrower hereby agrees to indemnify each Indemnitee against, and agrees to protect, save and keep harmless each of them from any and all Expenses imposed on, incurred by or asserted against any Indemnitee arising out of or directly resulting from:
(a)following delivery of any Aircraft, Airframe or Engine, the operation, possession, use, maintenance, overhaul, testing, registration, re-registration, delivery, non-delivery, lease, non-use, modification, alteration, or sale of any such Aircraft, Airframe or Engine, or any engine used in connection with any such Airframe or any part of any of the foregoing, any lessee or any other Person whatsoever, including, without limitation, claims for death, personal injury or property damage or other loss or harm to any person whatsoever and claims relating to any laws, rules or regulations pertaining to such operation, possession, use, maintenance, overhaul, testing, registration, re-registration, delivery, non-delivery, lease, non-use, modification, alteration, sale or return including environmental control, noise and pollution laws, rules or regulations;
(b)following delivery of any Aircraft, Airframe or Engine, the manufacture, design, purchase, acceptance, rejection, delivery, or condition of any such Aircraft, Airframe or Engine, any engine used in connection with any such Airframe, or any part of any of the foregoing including, without limitation, latent and other defects, whether or not discoverable, or trademark or copyright infringement;
(c)(i) the execution or delivery of this Agreement, any other Operative Document or any agreement or instrument contemplated hereby or thereby, (ii) any breach of or failure to perform or observe, or any other noncompliance with, any covenant or agreement to be performed, or other obligation of any Obligor under any of the Operative Documents, or the falsity of any representation or warranty of any Obligor in any of the Operative Documents, (iii) the Loans or the use of or proposed use of proceeds therefrom;
(d)assuming the Lenders are making Loans in the ordinary course of their business for their own accounts, the offer, sale and delivery by the Borrower or anyone acting on behalf of the Borrower of any Loan Certificates or successor debt obligations issued in connection with the refunding or refinancing thereof (including, without limitation, any claim arising out of the Securities Act, the Securities Exchange Act of 1934, as amended, or any other federal or state statute, law or regulation, or at common law or otherwise relating to securities (collectively "Securities Liabilities")) (the indemnity provided in this Clause 8.1(d) to extend also to any Person who controls an Indemnitee, its successors,

|US-DOCS\168361378.3||

assigns, employees, directors, officers, servants and agents within the meaning of clause 15 of the Securities Act);
(e)purchasing any Aircraft following an Event of Default, including any costs incurred after purchasing such Aircraft and prior to resale of such Aircraft and the recovery of all other amounts owing hereunder following an Event of Default or the enforcement against the Borrower or any other Obligor of any of the terms thereof (including, without limitation, pursuant to clause 5 of the Mortgage) and including any amounts payable by any Indemnitee pursuant to clause 11.2 or 11.3 of the Step-In Agreement; and
(f)any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto.
8.2The foregoing indemnity shall not extend to any Expense of any Indemnitee to the extent attributable to one or more of the following:
(a)acts or omissions involving the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction by final and nonappealable judgment;
(b)any Tax, or increase in Tax liability under any Tax law (such matter being subject to the indemnity in Clause 5.3); provided, however, that this clause (b) shall not apply to (A) Taxes which have arisen as a result of or while an Event of Default has occurred and is continuing or (B) Taxes taken into consideration in making any payments on an After-Tax Basis;
(c)except to the extent attributable to acts or events occurring prior thereto, acts or events (other than acts or events related to the performance by any Obligor of its obligations pursuant to the terms of the Operative Documents) that occur after the Mortgage is required to be terminated in accordance with clause 7.1 of the Mortgage; provided, that nothing in this clause (c) shall be deemed to exclude or limit any claim that any Indemnitee may have under Applicable Law by reason of an Event of Default or for damages from any Obligor for breach of any Obligor's covenants contained in the Operative Documents or to release any Obligor from any of its obligations under the Operative Documents that expressly provide for performance after termination of the Mortgage;
(d)to the extent attributable to any transfer by or on behalf of such Indemnitee of any Loan Certificate or interest therein, except for Expenses incurred as a result of any such transfer after an Event of Default, pursuant to the exercise of remedies under any Operative Document;
(e)to the extent solely attributable to the incorrectness or breach of any representation or warranty of such Indemnitee or any related Indemnitee contained in or made pursuant to any Operative Document;
(f)to the extent solely attributable to the failure by such Indemnitee or any related Indemnitee to perform or observe any agreement, covenant or condition on its part to be performed or observed in any Operative Document;

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(g)to the extent solely attributable to the offer or sale by such Indemnitee or any related Indemnitee of any interest in the Collateral, the Loan Certificates, or any similar interest in violation of the Securities Act or other applicable federal, state or foreign securities laws (other than any thereof caused by acts or omissions of any Obligor);
(h)to the extent attributable to any amount which such Indemnitee expressly agrees with the Borrower to pay or such Indemnitee expressly agrees with the Borrower shall not be paid by or be reimbursed by the Borrower; or
(i)for any Lien attributable to such Indemnitee or any related Indemnitee other than any Lien created pursuant to any Operative Document.
8.3For purposes of this Clause 8, a Person shall be considered a "related" Indemnitee with respect to an Indemnitee if such Person is an Affiliate or employer of such Indemnitee, a director, officer, employee, agent, or servant of such Indemnitee or any such Affiliate or a successor or permitted assignee of any of the foregoing.
8.4The Borrower further agrees that any payment or indemnity pursuant to this Clause 8 in respect of any "Expense" shall be on an After-Tax Basis.
8.5If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall after receiving such notice give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release the Borrower from any of its obligations to indemnify hereunder except to the extent that the Borrower is prejudiced as a result of the failure to give such notice, and no payment by the Borrower to an Indemnitee pursuant to this Clause 8 shall be deemed to constitute a waiver or release of any right or remedy which the Borrower may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give the Borrower such notice.
8.6Notwithstanding any other provision of this Clause 8 to the contrary, in the case of any Expense indemnified by the Borrower hereunder which is covered by a policy of insurance maintained by the Borrower, it shall be a condition of such indemnity with respect to any particular Indemnitee that such Indemnitee shall reasonably cooperate (at no cost or liability to itself, and (if so requested) subject to being indemnified by the Borrower with respect to any liabilities it may incur as a result of an insurer's investigation, defense or compromise) with the insurers in the exercise of their rights to investigate, defend or compromise such claim as may be required to retain the benefits of such insurance with respect to such claim.
8.7To the extent of any payment of any Expense pursuant to this Clause 8, the Borrower, without any further action, shall be subrogated to any claims the Indemnitee may have relating thereto. The Indemnitee agrees to give such reasonable further assurances or agreements and to reasonably cooperate with the Borrower to permit the Borrower to pursue such claims, if any, to the extent reasonably requested by the Borrower at no cost or liability to itself, and (if so requested) subject to being indemnified with respect to the Borrower's pursuit of such claims.
8.8In the event that the Borrower shall have paid an amount to an Indemnitee pursuant to this Clause 8, and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay the Borrower the amount of such reimbursement, including interest received attributable

|US-DOCS\168361378.3||

thereto (but net of costs, if any, of recovery of such amounts), provided that no Default or Event of Default has occurred and is continuing.
8.9The Borrower will pay to each Indemnitee on demand, to the extent permitted by Applicable Law, interest on any amount of indemnity not paid when due pursuant to this Clause 8 until the same shall be paid, at the Past Due Rate.
8.10To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Operative Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in this Clause 8 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Operative Documents or the transactions contemplated hereby or thereby.
9.INDEMNITY TO THE ADMINISTRATIVE AGENT
The Borrower shall promptly indemnify the Administrative Agent against any actual cost, loss or liability incurred by the Administrative Agent as a result of investigating any event which it reasonably believes is an Event of Default and upon such investigation such event transpires to be a Default or an Event of Default other than any cost, loss or liability resulting from the Administrative Agent willful misconduct or gross negligence.
10.COVENANTS OF THE BORROWER.
The Borrower hereby covenants for the benefit of all Lenders, as follows:
10.1Transfer: Except as expressly contemplated by the Operative Documents or herein, the Borrower shall not (and the Borrower shall procure that each other Obligor shall not) directly or indirectly assign, convey or otherwise transfer any of its right, title or interest in and to the Collateral or this Agreement or any of the other Operative Documents; provided, that the Borrower shall have the option (at its sole discretion) to transfer certain Aircraft to other airlines [***] subject to the terms and conditions in the Operative Documents and the Airbus Purchase Agreement.
10.2Taxes and Adequate Records: The Borrower will (and will procure that each other Obligor will):
(a)pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such Tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;
(b)(other than in respect of itself) keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and

|US-DOCS\168361378.3||

(c)permit representatives of any Lender, the Administrative Agent or the Security Trustee, during normal business hours and upon reasonable prior notice, to examine, copy and make extracts from its books and records and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender, the Administrative Agent or the Security Trustee (as the case may be).
10.3Special Purpose: The Borrower will not:
(a)have any employees earning compensation;
(b)except for the Loans and as expressly contemplated by the Operative Documents, incur or contract to incur any indebtedness;
(c)engage in any activity other than the execution, delivery and performance of the Operative Documents to which it is a party and activities incidental thereto, as well as ordinary corporate housekeeping activities;
(d)except as required to perform its obligation under the Operative Documents to which it is a party, make or agree to make any capital expenditure;
(e)create or own any subsidiary;
(f)except as required to perform its obligation under the Operative Documents to which it is a party, make any investments;
(g)except as required to perform its obligation under the Operative Documents to which it is a party, declare or make any dividend payment or distribution to its shareholders; or
(h)enter into any contracts with, incur any material obligation to, or grant any security interest, pledge or lien to, any third party (excluding any contracts entered into in connection with, any payment or other obligation incurred pursuant to, and any liens granted pursuant to, the Operative Documents).
10.4Operative Documents: The Borrower shall ensure that the Servicing Agreement, the Option Agreement and the Subordinated Loan Agreement remain in place and in full force and effect and that neither it nor any other Obligor shall breach any of the terms of any of such documents. The Borrower shall ensure that no amendment, variation, waiver or other change is made to its memorandum and articles of association or other constituent documents, the Servicing Agreement, the Option Agreement or the Subordinated Loan Agreement.
10.5Assigned Purchase Agreement and Engine Agreements: The Borrower shall:
(a)duly perform all of its obligations under the Assigned Purchase Agreement and the Engine Agreements, and take all actions necessary to keep the Assigned Purchase Agreement and the Engine Agreements in full force and effect;
(b)promptly upon acquiring actual knowledge of the same, notify the Administrative Agent of any material default (whether by the Borrower, Airbus or an Engine Manufacturer) under or cancellation, termination or rescission or purported cancellation, termination or rescission of the Assigned Purchase Agreement or an

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Engine Agreement specifying in reasonable detail the nature of such default, cancellation, rescission or termination;
(c)not, without the Security Trustee's prior written consent, in any way modify, cancel, terminate or amend or consent to the modification, cancellation, termination or amendment of the Assigned Purchase Agreement or an Engine Agreement;
(d)not accept delivery of any Aircraft from Airbus before or concurrently repaying to the Lenders all amounts owing in respect of the Loans relating to that Aircraft, unless such Aircraft is substituted in accordance with Clause 2.5;
(e)not enter into or consent to any change order or other amendment, modification or supplement to the Assigned Purchase Agreement or an Engine Agreement, in relation to the Assigned Aircraft, without the written consent and countersignature of the Security Trustee (acting at the unanimous direction of the Lenders) if such change order, amendment, modification or supplement would require the consent of the Lender under the Step-In Agreement or the Security Trustee under this Agreement; and
(f)provide to the Security Trustee and the Administrative Agent promptly after the execution of the same copies, certified by the Borrower, of all material change orders (other than non charge change orders), amendments, modifications or supplements to the Assigned Purchase Agreement that would require the consent of the Lender under the Step-In Agreement or the Security Trustee under this Agreement.
10.6Leasing or Sale of Aircraft: The Borrower shall not enter into any binding agreement for the leasing or sale of any Assigned Aircraft other than pursuant to the Option Agreement; provided, that, the Borrower shall have the option (at its sole discretion) to transfer certain Assigned Aircraft to other airlines [***] subject to the terms and conditions in the Operative Documents and the Airbus Purchase Agreement.
10.7Further Assurances: The Borrower covenants and agrees with each Agent and the Lenders as follows:
(a)The Borrower will cause to be done, executed, acknowledged and delivered all further documents and agreements and assurances as reasonably necessary and as any Lender shall reasonably require for accomplishing the purposes of this Agreement and the other Operative Documents;
(b)The Borrower, at its expense, will take, or cause to be taken, all actions (including the filing of financing statements under the Uniform Commercial Code in all applicable jurisdictions and perfection in any other jurisdiction in relation to any Operative Document) to (A) cause the security interest granted in respect of the Collateral to at all times be and remain perfected, (B) establish the priority of the Mortgage with respect to the Mortgage Collateral, (C) cause the lien of the Mortgage to at all times be and remain a perfected Lien, (D) establish the priority of the Mortgage; and (E) establish the priority of the share charge with respect to the shares of the Borrower and (F) establish the priority of the Security Trustee's security interest in the Aircraft to the extent possible or feasible prior to delivery (or when manufacturer's serial numbers are available in respect of the Airframe and the Engines are anticipated as being delivered and there is a possibility that such equipment may be delivered by Airbus before the Lenders are repaid the

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Loans in respect of an Aircraft), including by, subject to the terms of the Step-In Agreement, making filings in respect of one or more of prospective international interests, international interests or associated rights with the International Registry.
(c)The Borrower shall pay all reasonable costs and expenses (including reasonable and documented costs and disbursements of counsel) incurred by each Agent and the Lenders after the Effective Date in connection with (A) any supplements or amendments of the Operative Documents (including, without limitation, any related recording costs) (other than any supplement or amendment associated with the syndication or transfer of the Loan Certificates or the sale of participation interests therein), (B) any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether or not consummated), or (C) the enforcement of this Clause 10.
10.8Conduct of Business, Maintenance of Existence: The Borrower shall: (i) engage in business solely for the purpose of fulfilling its obligations under the Operative Documents; (ii) preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of business of the Borrower; provided that the Borrower shall not be required to maintain any such rights, privileges or franchises, if the failure to do so could not reasonably be expected to result in a Material Adverse Effect; and (iii) comply with all contractual obligations and requirements of law, except to the extent that failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect; and comply with the provisions of its Memorandum and Articles of Association.
10.9Increase in Lender's Net Price: The Borrower shall not amend the detail specification for an Assigned Aircraft or consent to the amendment of the detail specification for an Assigned Aircraft, including, without limitation, by issuing an SCN, if such amendment would cause the purchase price of the Assigned Aircraft to exceed the Lender's Net Price payable upon a Step-In (as defined in the Step-In Agreement) pursuant to the Step-In Agreement; provided however that Lenders shall not unreasonably withhold consent to a reasonable request by the Borrower to a change in the detail specification for an Assigned Aircraft, including, without limitation, by issuing an SCN, if such amendment would cause the margin to increase in the facility due to a LTV Test failure.
10.10BFE: The Borrower shall not agree to any material change in the specification of BFE to be installed on the Assigned Aircraft on or prior to the Delivery Date, which is listed in Schedule VI, if such amendment would result in the cost of the BFE outstanding to be paid on the Delivery Date in respect of such Assigned Aircraft to exceed the BFE Budget (as escalated in accordance with the escalation formula set out in Schedule VI); provided however that Lenders shall not unreasonably withhold consent to a reasonable request by the Borrower to a change in the specification of BFE for an Assigned Aircraft on or prior to the Delivery Date if such amendment would result in the cost of the BFE outstanding to be paid on the Delivery Date in respect of such Assigned Aircraft to cause the margin to increase in the facility due to a LTV Test failure.
10.11Change in Configuration or Specification as a Passenger Carrying Aircraft: The Borrower shall not alter the configuration or specification of any Assigned Aircraft as a commercial passenger carrying aircraft and shall ensure that the Assigned Aircraft is at all times required to be delivered by Airbus in the Required Specification; provided

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however that Lenders shall not unreasonably withhold consent to a reasonable request by the Borrower to a change in the configuration or specification for an Assigned Aircraft if such amendment would cause the margin to increase in the facility due to a LTV Test failure, provided that the Assigned Aircraft is at all times configured as a commercial passenger carrying aircraft.
10.12Extension of Scheduled Delivery Date: The Borrower shall not agree to extend the Scheduled Delivery Date of any Assigned Aircraft beyond the end of the applicable Scheduled Delivery Month; provided that if and to the extent that there is a delay in the delivery of an Assigned Aircraft by Airbus arising out of circumstances beyond the control of Frontier Airlines or the Borrower and which Airbus is entitled to impose upon Frontier Airlines or the Borrower without their consent pursuant to the terms of the Assigned Purchase Agreement including an "Excusable Delay" and a "Non-Excusable Delay" under (and as defined in) the Assigned Purchase Agreement (any such delay, a "Relevant Delay"), then the Scheduled Delivery Date for such Assigned Aircraft may be delayed by no more than [***] from the last day of the Scheduled Delivery Month specified for such Assigned Aircraft in the Aircraft Schedule or the Assigned Aircraft Schedule; provided however, that Lenders shall not unreasonably withhold consent to a reasonable request by the Borrower to a change in the Scheduled Delivery Date of any Assigned Aircraft beyond the end of the applicable Scheduled Delivery Month. The Borrower shall promptly, and in any event within [***] of receipt of notice from Airbus, provide a notice to the Administrative Agent (on behalf of the Lenders) of the details of any change in the Scheduled Delivery Date of any Assigned Aircraft in substantially the form of Notice of Aircraft Schedule Amendment attached hereto as Exhibit G.
10.13Liens: The Borrower will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to any of its assets including the Collateral except:
(a)the rights of the Borrower as provided in the Mortgage the Liens thereof and any other rights existing pursuant to the Operative Documents;
(b)Liens for Taxes of the Borrower and Frontier Airlines either not yet due or being contested in good faith by appropriate proceedings (and for which adequate reserves have been provided in accordance with GAAP), so long as the continuing existence of such Liens during such proceedings do not involve any material risk of the termination, sale, forfeiture or loss of, the Assigned Purchase Agreement, an Engine Agreement;
(c)Liens arising out of any judgment or award against the Borrower or Frontier Airlines with respect to which an appeal or proceeding for review is being prosecuted diligently and in good faith, so long as such Liens do not result in a material risk of the termination, sale, forfeiture or loss of, the Assigned Purchase Agreement or an Engine Agreement; and
(d)any other Lien with respect to which the Borrower or Frontier Airlines shall have provided a bond or other security in an amount and under terms reasonably satisfactory to the Security Trustee.
The Borrower will promptly, at its own expense, take (or cause to be taken) such actions as may be necessary duly to discharge any Lien not excepted above if the same shall arise at any time.

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10.14Amendments, Supplements, Etc.: Forthwith upon the execution and delivery of any amendment to the Mortgage, if an applicable legal system having jurisdiction over the Borrower or the Mortgage Collateral is in existence that permits for filing and/or recording of the Mortgage and amendments or supplements thereto, the Borrower will cause such amendment to be duly filed and recorded, and maintained of record, in accordance with all Applicable Laws. In addition, the Borrower will promptly and duly execute and deliver to the Security Trustee such further documents and take such further action as the Security Trustee may from time to time reasonably request in order to more effectively carry out the intent and purpose of the Mortgage and establish and protect the rights and remedies created or intended to be created in favor of the Security Trustee under the Mortgage and the other Operative Documents, including, without limitation, if requested by the Security Trustee, at the expense of Borrower, the execution and delivery of supplements or amendments hereto, each in recordable form, in accordance with the laws of such jurisdiction as the Security Trustee may reasonably request.
10.15Access to or Furnishing of Information: The Borrower agrees to furnish to the Administrative Agent and to each Lender:
(a)as soon as available, but not later than [***] after the close of each fiscal year of Frontier Group Holdings occurring after the Effective Date, an audited and consolidated balance sheet and related statements of Frontier Group Holdings and its subsidiaries at and as of the end of such fiscal year, together with an audited and consolidated statement of income and consolidated statement of cash flow for such fiscal year, each of which shall be prepared in accordance with GAAP;
(b)as soon as available, but not later than [***] after the close of (i) each of the first three quarters of each fiscal year of Frontier Group Holdings and (ii) the fourth fiscal quarter of Frontier Group Holdings for the fiscal year ended December 31, 2024, (A) an unaudited and consolidated balance sheet of Frontier Group Holdings and its subsidiaries at and as of the end of such quarter, together with an unaudited and consolidated statement of income and consolidated statement of cash flow for such quarter, each of which shall be prepared in accordance with GAAP and (B) a compliance certificate substantially in the form of Exhibit F;
(c)as soon as available, but not later than [***] after the close of each fiscal year of Frontier Group Holdings occurring while amounts are outstanding under this Agreement or any Loan Certificate, a certificate of the chief financial officer, Treasurer, any Vice President, or other officer of Frontier Group Holdings stating that such authorized officer has reviewed the activities of the Borrower and itself and that, to the best of the knowledge of such authorized officer, there exists no Default or Event of Default or event which would require the prepayment of any loans pursuant to Clause 5.9(d) or (e);
(d)from time to time, notification of any material changes to BFE, optional features or SCNs with respect to any Assigned Aircraft;
(e)promptly after the occurrence thereof and actual knowledge thereof by a responsible officer of the Borrower, notice of any Default, Event of Default or any event that has resulted or would reasonably be expected to result in a Material Adverse Effect, in each case, accompanied by a statement of a responsible officer of Frontier Group Holdings setting forth details of the occurrence referred to therein and stating the action the Borrower or applicable Guarantor proposes to take with respect thereto;

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(f)promptly after the occurrence thereof, any Aviation Authority required modifications in respect of the Assigned Aircraft that the Borrower or any Guarantor is aware of, and any optional changes effected in the prior calendar month, that would lead to an increase in the Lender's Net Price; and
(g)promptly upon receiving notification thereof from Airbus, the Scheduled Delivery Date (or any change or extension of the Scheduled Delivery Date) of an Assigned Aircraft.
10.16Maintenance of Separate Existence: The Borrower shall maintain certain policies and procedures relating to its existence as a separate company as follows and shall do all things necessary to maintain their corporate existence separate and distinct from any other Person. The Borrower shall:
(a)observe all formalities necessary to remain a legal entity separate and distinct from each Guarantor and any other Person;
(b)maintain its assets and liabilities separate and distinct from those of each Guarantor and any other Person in such a manner that it is not difficult to segregate, identify or ascertain such assets;
(c)maintain records, books and accounts separate from those of each Guarantor and any other Person (other than as otherwise specified in the Operative Documents);
(d)pay its obligations in the ordinary course of business as a legal entity separate from each Guarantor and any other Person;
(e)keep its funds separate and distinct from any funds of each Guarantor and any other Person, and receive, deposit, withdraw and disburse such funds separately from any funds of each Guarantor and any other Person;
(f)not agree to pay, assume, guarantee or become liable for any debt of, or otherwise pledge its assets for the benefit of, any Guarantor or any other Person except as otherwise permitted under the Operative Documents;
(g)not hold out that it is a division of any Guarantor or any other Person or that any Guarantor or any other Person is a division of it;
(h)not induce any third party to rely on the creditworthiness of any Guarantor or any other Person in order that such third party will contract with it (other than the guarantee of the Guarantors in favor of Airbus made in connection with the Assigned Purchase Agreement);
(i)allocate and charge fairly and reasonably any common overhead shared with any Guarantor or any other Person;
(j)hold itself out as a separate entity, and correct any known misunderstanding regarding its separate identity;
(k)conduct business in its own name and ensure that all communications are made solely in its name;
(l)not acquire the securities of any Guarantor or any Affiliate thereof;

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(m)prepare separate financial statements, if required to prepare such pursuant to Applicable Law, and separate Tax returns and pay any Taxes required to be paid under applicable Tax law (provided that each Guarantor and its Affiliates may publish financial statements that consolidate those of such Guarantor and its Affiliates, and subsidiaries of such Guarantor may file consolidated Tax returns with such Guarantor and its Affiliates for Tax purposes provided that so doing does not give rise to any incremental Tax liabilities on the part of the Borrower); and
(n)not enter into any transaction between itself and any Guarantor or their Affiliates that is more favorable to either such Guarantor or any of their Affiliates than transactions that either such Guarantor and its Affiliates would have been able to enter into at such time on an arm's-length basis with a non-affiliated third party, or vice versa.
For the avoidance of doubt, the Borrower is authorized to engage in any activity or other undertaking expressly required or expressly authorized by the Operative Documents.
10.17Independent Director: The Borrower shall have at least one Independent Director whose vote shall be required to take any Material Action with respect to the Borrower (it being understood that this Agreement shall not require the vote of an Independent Director for any other matter other than a Material Action).
10.18Management and Control; COMI: Management and control of, and the principal place of business of the Borrower shall be located in the Cayman Islands. The Borrower shall ensure that it does not have a Center of Main Interests (as defined in EU Insolvency Regulations) in the European Union.
10.19Subordinated Loan: The Borrower shall not pay or repay any amount under the Subordinated Loan Agreement while the Secured Obligations remain outstanding.
10.20LTV and Fixed Charge Coverage Ratio:
(a)In this Clause 10.20 the following capitalized terms have the following meaning
"LTV" means as of any applicable LTV Test Date for an Aircraft or the Aircraft Pool, the percentage equivalent of a fraction determined by the formula of (AP – (PPI – LA))/AAV where:
(i)    "AP" means the Assignable Price of such Aircraft or the sum of the Assignable Prices of all Aircraft in the Aircraft Pool;
(ii)    "PPI" means an amount equal to the aggregate of all Purchase Price Installments paid to Airbus as of the applicable LTV Test Date in respect of such Aircraft or the sum of the Purchase Price Installments paid to Airbus as of the applicable LTV Test Date in respect of all Aircraft in the Aircraft Pool;
(iii)     "LA" means the aggregate amount of all Loans made in respect of such Aircraft, as of the applicable LTV Test Date (if any) or the sum of the

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Loans made in respect of all Aircraft in the Aircraft Pool, as of the applicable LTV Test Date; and
(v)    "AAV" means the Average Appraisal Value of such Aircraft, in respect of such LTV Test Date or the sum of the Average Appraisal Values of all Aircraft in the Aircraft Pool, as stated in the Aircraft Appraisal for each Aircraft prepared in respect of such LTV Test Date.
"Maximum LTV" means on any LTV Test Date, [***].
(b)If on any LTV Test Date, with respect to a Aircraft or the Aircraft Pool (as the case may be), the LTV in respect of each applicable Aircraft or the Aircraft Pool (as the case may be) in respect of which a Loan is outstanding exceeds the Maximum LTV for such Aircraft or the Aircraft Pool (as the case may be) (the "LTV Test"), the Loans shall be subject to the additional margin as provided for in the definition of "Applicable Margin".
10.21Equity Contribution: The Borrower shall pay an amount equal to each Equity Contribution in respect of an Assigned Aircraft to Airbus on or before the applicable Borrowing Date or the date such Assigned Aircraft is added to the Aircraft Pool pursuant to Clause 2.5, as applicable; provided that, if, on any date of determination, the aggregate of the future Equity Contributions and the available undrawn Commitment is not sufficient to satisfy all future Advances payable under the terms of the Assigned Purchase Agreement, such shortfall shall be paid by the Borrower.
10.22Unrestricted Cash and Cash Equivalents. If on any FCCR Test Date, the aggregate Unrestricted Cash and Cash Equivalents of the Guarantors is less than [***], the Loans shall be subject to the additional margin as provided for in the definition of "Applicable Margin".
10.23KYC Information: Upon the reasonable request of the Administrative Agent (or any Lender acting through the Administrative Agent), the Borrower shall provide to the Administrative Agent and the Lenders (i) the documentation and other information so requested for the purposes of compliance with applicable "know your customer" and anti-money-laundering rules and regulations, including the PATRIOT Act and (ii) a Beneficial Ownership Certification in relation to the Borrower under the Beneficial Ownership Regulation.
10.24Aircraft Pool. As of the Restatement Date, the Aircraft that the Borrower shall have allocated to this facility shall be a reasonable selection of aircraft reflecting a ratio reasonably similar to the ratio of A320neo Aircraft to A321neo Aircraft to be delivered pursuant to the Airbus Purchase Agreement or other purchase agreements between any of the Obligors and Airbus as of the Restatement Date.
10.25Loan Outstanding Amount. If at any time the amount of the Loans outstanding, in respect of the Aircraft Pool, are greater than the aggregate Financed Amount, then within [***] thereof, the Borrower shall either (i) allocate Loans to future pre-delivery payments due that are related to the Aircraft Pool or (ii) deposit funds in an Eligible Account in an amount equal to the difference between the outstanding amount of the Loans and the aggregate Financed Amount; provided, that, in the alternative, the Administration Agent may require the Borrower to deposit such excess funds in a Restricted Account during such period pursuant to Clause 2.7 and such funds shall be

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Restricted Funds in accordance with Clause 2.7. Following the occurrence of an Event of Default which is continuing, in addition to all rights and remedies of the Security Trustee elsewhere in this Agreement or under Law or pursuant to any Operative Document, the Security Trustee may immediately or at any time thereafter, without notice to the Borrower, use, enforce, apply and/or retain all or part of the amounts deposited in an Eligible Account pursuant to this Clause 10.25 in or towards the payment or discharge of any matured obligation owed by the Borrower under this Agreement or any other Operative Documents, in such order as the Majority Lenders shall direct.
11.THE ADMINISTRATIVE AGENT
The provisions of Schedule IV (Administrative Agent) shall apply to this Agreement.
12.THE SECURITY TRUSTEE
The provisions of Schedule V (The Security Trustee) shall apply to this Agreement.
13.CONDUCT OF BUSINESS BY THE FINANCE PARTIES
13.1No provision of this Agreement or any other Operative Document will:
13.1.1interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
13.1.2without limiting the obligations of the Finance Parties to mitigate or otherwise take actions contained in this Agreement, oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or to investigate the extent, order and manner of any such claim; or
13.1.3oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or, except as otherwise required by Clauses 5.3 and 5.11, any computations in respect of Tax.
14.SUPPLEMENTS AND AMENDMENTS TO THIS AGREEMENT AND OTHER DOCUMENTS
14.1Instructions of Majority; Limitations
(a)At any time and from time to time, at the request of the Borrower, the Administrative Agent (but only on the written direction of the Majority Lenders) shall (x) execute a supplement hereto for the purpose of adding provisions to, or changing or eliminating provisions of, this Agreement or any other Operative Document as specified in such request or (y) provide a consent when required by the terms of any Operative Document, provided that, except as permitted in Clause 5.14, without the consent of each Lender adversely affected thereby, no such amendment of or supplement to any such document, or waiver or modification of the terms of any thereof, shall:
(i)modify any of the provisions of this Clause 14.1 or the definitions of the terms, "Majority Lenders" or "Operative Documents", contained herein or in any other Operative Document;

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(ii)increase the principal amount of any Loan Certificate or reduce the amount or extend the time of payment of any amount owing or payable under any Loan Certificate or (except as provided in the Operative Documents) increase or reduce the breakage costs, if any, or interest payable on any Loan Certificate (except that only the consent of the Lender shall be required for any decrease in any amounts of or the rate of breakage costs, if any, or interest payable on such Loan Certificate or any extension for the time of payment of any amount payable under such Loan Certificate);
(iii)reduce, modify or amend any indemnities in favor of any Lender or in favor of or to be paid by the Borrower or alter the definition of "Indemnitee" to exclude any Lender; or
(iv)release the Borrower from its obligations in respect of the payment of the principal and interest then outstanding (or other amounts payable therewith) or change any of the circumstances under which any amounts payable pursuant to this Agreement and the other Operative Documents are payable.
(b)Notwithstanding the foregoing, without the consent of each Lender, no such supplement to this Agreement, the Mortgage or the Share Charge, or waiver or modification of the terms hereof or of any other agreement or document shall expressly permit the creation of any Lien on the Collateral or any part thereof, except as herein expressly permitted, or deprive any Lender of the benefit of the Lien of the Mortgage on the Collateral or the Lien of the Share Charge except in connection with the exercise of remedies under Clause 7 of the Mortgage or under equivalent provisions of the Share Charge.
(c)At any time and from time to time, subject to satisfaction of the Substitution Requirement, the Borrower may amend the Aircraft Schedule to give effect to the substitution of an Aircraft made in accordance with Clause 2.5 which shall be effected by the execution and delivery by the Borrower of a notice to the Administrative Agent (on behalf of the Lenders), which has been signed by the Borrower and countersigned by the Administrative Agent, in substantially the form of Notice of Aircraft Schedule Amendment attached hereto as Exhibit G.
(d)Except as provided in this Clause 14.1, the Security Trustee shall not amend, supplement or waive the terms of this Agreement, the Mortgage, the Share Charge or any other Operative Documents.
14.2Administrative Agent Protected
If, in the reasonable opinion of the institution acting as the Administrative Agent hereunder any document required to be executed pursuant to the terms of Clause 14.1 affects any right, duty, immunity or indemnity with respect to it under this Agreement or any other Operative Document, the Administrative Agent may in its reasonable discretion decline to execute such document.
14.3Documents Mailed to Lenders

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Promptly after the execution by the Administrative Agent of any document entered into pursuant to Clause 14.1, the Administrative Agent shall mail, by certified mail, postage prepaid, a conformed copy thereof to each Lender at its address shown on the Certificate Register, but the failure of the Borrower or Administrative Agent, to mail such conformed copies shall not impair or affect the validity of such document.
15.NOTICES
15.1All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, or by facsimile or electronic mail, or by prepaid courier service, and shall be effective upon receipt.
15.2Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Clause 15, notices, demands, instructions and other communications in writing shall be given to or made upon the parties hereto at their addresses (or to their facsimile numbers) as follows: (a) if to the Borrower or the Security Trustee, to the addresses specified in clause 7.7 of the Mortgage, (b) if to a Lender or the Administrative Agent to the address specified on Schedule I, or (c) if to any subsequent Lender, addressed to such Lender at its address specified in the Certificate Register maintained pursuant to Clause 5.6.
15.3Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Clause 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such clause by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
16.GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; AGENT FOR SERVICE OF PROCESS.
16.1THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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16.2The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the Borrower irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against another party or its properties in the courts of any jurisdiction.
16.3The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Clause 16.2. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
16.4Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Clause 15. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
16.5EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE.
16.6The Borrower hereby irrevocably appoints and designates Corporation Service Company (the "Agent for Service of Process"), having an address at Corporation Service Company, 19 West 44th Street, Suite 200, New York, NY 10036, as its true and lawful attorney-in-fact and duly authorized agent for the limited purpose of accepting service of legal process and the Borrower agrees that service of process upon such party shall constitute personal service of such process on such person. The Borrower shall maintain the designation and appointment of the Agent for Service of Process at such address until all amounts payable under this Agreement shall have been paid in full. If the Agent for Service of Process shall cease to so act, the Borrower shall immediately designate and shall promptly deliver to the Administrative Agent evidence in writing of acceptance by another agent for service of process of such appointment, which such other agent for service of process shall have an address for receipt of service of process in the State of New York and the provisions above shall equally apply to such other agent for service of process.

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17.INVOICES AND PAYMENT OF EXPENSES
Each Agent and the Lenders shall promptly submit to the Borrower copies of invoices of the Transaction Expenses (as defined below) as they are received. The Borrower agrees to pay Transaction Expenses promptly upon receipt of detailed invoices of such Transaction Expenses regardless as to whether or not the Effective Date or the Restatement Date occurs (except in circumstances where such failure to occur is as a result of the breach by any Lender of its obligations hereunder following satisfaction by the Borrower of the Conditions Precedent set out in Clause 4 (Conditions)). For the purposes hereof, "Transaction Expenses" means:
(a)with respect to the preparation, negotiation, execution and delivery of this Agreement and the payment or anticipated drawing of each Loan on each Borrowing Date, the reasonable fees, expenses and disbursements of O’Melveny & Myers LLP, special counsel to the Lenders and the Administrative Agent, as well as the reasonable fees and expenses of special Cayman Islands counsel and any counsel to the Security Trustee (subject to any agreed caps);
(b)all fees, Taxes (including license, documentary, stamp, excise and property Taxes) and other charges payable in connection with the recording or filing of instruments and financing statements;
(c)each Agent's and each Lender's reasonable out-of-pocket costs and expenses relating to the negotiation and closing of this transaction (with any travel expenses requiring prior notice to the Borrower);
(d)each Agent's and each Lender's reasonable out-of-pocket costs and expenses relating to any release or discharge of any Collateral or the delivery of the Aircraft contemplated hereby (including the reasonable fees, expenses and disbursements of legal counsel and with any travel expenses requiring prior notice to the Borrower); and
(e)each Agent's and each Lender's reasonable out-of-pocket costs and expenses relating to any waiver, consent, amendment, supplement, modification or enforcement of, or preservation of rights under, the Operative Documents (including (i) the reasonable fees, expenses and disbursements of legal counsel, (ii) any travel expenses requiring prior notice to the Borrower and (iii) for the avoidance of doubt, costs and expenses reasonably incurred by the Administrative Agent in responding to, evaluating, negotiating or complying with Clause 5.14).
18.CONFIDENTIALITY
Each of the Lenders and each Agent covenants and agrees to keep confidential, and not to disclose to any third parties, the Operative Documents and all non-public information received by it from the Borrower, Airbus or the Engine Manufacturer pursuant to the Operative Documents or the Assigned Purchase Agreement or an Engine Agreement, if any is so delivered, provided that, to the extent permitted by any applicable confidentiality agreement with Airbus or the Engine Manufacturer, such information may be made available:

|US-DOCS\168361378.3||

(a)to any transferee or participant (or any prospective transferee or participant) of a Lender's Commitments, Loan or Loan Certificates or the Security Trustee's respective interest in the Collateral, in each case so long as such transferee or participant (or prospective transferee or participant) first executes and delivers to the respective Lender a confidentiality agreement consistent with the foregoing or is otherwise bound by a substantially similar obligation of confidentiality;
(b)to any Lender's counsel or independent certified public accountants, independent insurance advisors, reinsurance or insurance broker, or other agents who agree to hold such information confidential on the terms provided;
(c)as may be required by Applicable Law or by any statute, court or administrative order or decree or governmental ruling or regulation (or, in the case of any Lender, to any bank examiner, regulatory authorities or self-regulatory bodies with jurisdiction or oversight over such Lender and its Affiliates or other regulatory personnel);
(d)as may be necessary for purposes of enforcement of any Operative Document;
(e)to any Lender's Affiliates and to its and its Affiliates' officers, directors, employees, representatives and legal counsel, and to any actual or prospective party to any swap, derivative or other transactions under which payments are to be made in connection with this Agreement or the payments hereunder; provided that such persons agree to hold such information confidential on the terms provided and any such disclosure is on a "need to know" basis; or
(f)to another specified person, with the prior written consent of all parties.
(g)Notwithstanding anything to the contrary herein or in any other Operative Document, none of Borrower, Frontier Airlines, Frontier Holdings or the Administrative Agent shall be required to provide any confidential information (including any copy of any related Engine Agreement) to any Lender regarding any Engine manufactured by the Engine Manufacturer unless such Lender has entered into a non-disclosure agreement with the Engine Manufacturer with respect to such confidential information.
19.MISCELLANEOUS
19.1The representations, warranties, indemnities and agreements of the Borrower provided for in this Agreement and each party's obligations under any and all thereof, shall survive the expiration or other termination of this Agreement or any other Operative Document, except as expressly provided herein or therein.
19.2This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the party or parties thereto.
19.3
(a)This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted

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assigns including each successive holder of any Loan Certificate(s) issued and delivered pursuant to this Agreement. Each Lender, by its acceptance of its Loan Certificate, agrees to be bound by all of the provisions of this Agreement and the other Operative Documents applicable to a Lender.
(b)The Borrower may not assign any of its rights or obligations under this Agreement or the other Operative Documents except to the extent expressly provided thereby.
(c)(i)    Each Lender, at no cost to any Obligor, may assign any of its Loans and its Loan Certificates to (A) Permitted Lenders or (B) any Person with, unless a Default is continuing, the consent of the Borrower and the Guarantors, in each case, such consent not to be unreasonably withheld or delayed; provided that (i) each such assignment by a Lender of its Loans, Loan Certificates and Commitment shall be made in such manner so that the same portion of its Loans, Loan Certificates and Commitment is assigned to the respective assignee; (ii) no assignment shall be permitted if such would result in the Borrower or any Guarantor incurring any increased liability or cost under the Operative Documents as a result of such assignment based on laws in effect as of the date of such arrangement; and (iii) such assignment shall be effected by the execution and delivery by the assignee and assignor of an agreement in the form of the Loan Assignment Agreement attached as Exhibit B hereto. Upon execution and delivery by the assignee to the Borrower, the Administrative Agent and the Security Trustee of the Loan Assignment Agreement pursuant to which such assignee agrees to become a "Lender" hereunder (if not already a Lender) having the Commitment and/or Loan amount specified in such instrument, and upon consent thereto by the Borrower and, the Administrative Agent, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrower, the Security Trustee and the Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and/or Loan (or portions thereof) assigned to it (in addition to the Commitment and Loan, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned.
(ii)    [Reserved].
(d)Upon prior written notice to the Borrower, each Lender may sell or agree to sell to one or more Persons, other than a Prohibited Assignee, a participation in all or any part of the Loan held by it, or in its Commitments, in which event each purchaser of a participation (a "Participant") shall be entitled to the rights and benefits of the provisions hereof with respect to its participation in such Loan and Commitments as if such Participant were a "Lender" for purposes hereof. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Operative Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender's Commitment, (ii) extend the date fixed for the payment of regularly scheduled principal of or interest on the Loan or any portion of any fee hereunder payable to the Lender, (iii) reduce the amount of any such payment of principal or (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable

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to the Lenders, to a level below the portion of such rate or fee which the Participant is entitled to receive; provided that no Participant shall be entitled to any amounts under Clause 5.3 or 5.11 greater than the related Lender would be entitled to.
(e)In addition to the assignments and participations permitted under the foregoing provisions of this Clause 19.3, any Lender may assign and pledge all or any portion of its Loan and its Loan Certificates to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank provided that neither the Borrower nor any Guarantor would incur an increased liability or cost under the Operative Documents as a result of such arrangement or pledge based on laws in effect at the time of such sale. No such assignment shall release the assigning Lender from its obligations hereunder.
(f)Notwithstanding the above, a Lender may not assign or transfer all or any portion of its Loan, Commitment or any Loan Certificate or interest therein (i) in violation of the Securities Act or applicable foreign or state securities laws (ii) or with respect to Commitments, prior to the drawdown of the related Loans.
19.4The words "execution," "signed," "signature," and words of like import in this Agreement and the other Operative Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
19.5This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested. The parties agree that this Agreement, any addendum, exhibit or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with E‑Sign, UETA and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service with appropriate document access tracking, electronic signature tracking and document retention as may be reasonably chosen by a signatory hereto, including but not limited to DocuSign.
20.LIMITATION OF SECURITY TRUSTEE LIABILITY
It is expressly understood and agreed by the parties that (A) this document is executed and delivered by Bank of Utah, not individually or personally, but solely as Security Trustee, (B) each of the representations, undertakings and agreements herein made on the part of the Security Trustee is made and intended not as personal representations, undertakings and agreements by Bank of Utah, but only in its capacity as Security Trustee for the Administrative Agent and the Lenders, (C) nothing herein contained shall

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be construed as creating any liability on Bank of Utah, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, and (D) under no circumstances shall Bank of Utah be personally liable for the payment of any indebtedness or expenses of the Lenders or the Administrative Agent or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Security Trustee under this Agreement, the Operative Documents or any other related documents excluding, in each case, gross negligence, willful misconduct or simple negligence in the handling of money by the Security Trustee for which it shall be liable in its individual capacity.
21.LIMITATION ON LIABILITY
21.1Notwithstanding anything contained in this Agreement to the contrary, recourse against the Borrower with respect to this Agreement shall be limited to the assets of the Borrower (other than the Borrower's paid up ordinary share capital (not to exceed [***]) and the Borrower's transaction fee (not to exceed [***])), as they may exist from time to time and each of the Security Trustee, the Administrative Agent and the Lenders agree not to seek before any court or Governmental Entity to have any shareholder, director or officer of the Borrower, held liable, in their personal or individual capacities, for any actions or inactions of the Borrower or any obligations or liability of the Borrower under this Agreement other than in the case of gross negligence or willful misconduct.
21.2Each of the Security Trustee, the Administrative Agent and the Lenders agree that with respect to any actions or inactions of the Borrower or any obligations or liability of the Borrower under this Agreement, it shall not commence any case, proceeding, proposal or other action under any existing or future law of any jurisdiction relating to the bankruptcy, insolvency, reorganization, arrangement in the nature of insolvency proceedings, adjustment, winding-up, liquidation (including provisional liquidation), dissolution, restructuring or analogous relief with respect to the Borrower.
21.3Nothing in this Clause 21 shall:
21.3.1be construed to limit the exercise of remedies pursuant to this Agreement in accordance with its terms; or
21.3.2be construed to waive, release, reduce, modify or otherwise limit the obligations and liabilities of any guarantor of the Borrower's obligations or liabilities hereunder.
21.4The provisions of this Clause 21 shall survive the termination of this Agreement.
22.CONTRACTUAL RECOGNITION OF BAIL-IN
Notwithstanding anything to the contrary in any Operative Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Operative Document, to the extent such liability is unsecured, may be subject to the Write-Down And Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

|US-DOCS\168361378.3||

22.1the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
22.2the effects of any Bail-In Action on any such liability, including, if applicable:
22.2.1a reduction in full or in part or cancellation of any such liability;
22.2.2a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Operative Document; or
22.2.3the variation of the terms of such liability in connection with the exercise of the Write-Down And Conversion Powers of the applicable Resolution Authority.
22.3The following definitions shall apply for the purposes of this Clause 22:
"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

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"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
23.ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS
To the extent that the Operative Documents provide support, through a guarantee or otherwise, for interest rate hedges or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Operative Documents and any

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Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
23.1In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Operative Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Operative Documents were governed by the laws of the United States or a state of the United States.
As used in this Clause 23, the following terms have the following meanings:
"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
"Covered Entity" means any of the following:
(i)    a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
24.DIVISIONS
For all purposes under the Operative Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person

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comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
25.CERTAIN ERISA MATTERS
25.1Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other, that at least one of the following is and will be true:
(a)such Lender is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, or otherwise) of one or more Benefit Plans in connection with the Borrowings,
(b)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Borrowings and this Agreement,
(c)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Borrowings and this Agreement, (C) the entrance into, participation in, administration of and performance of the Borrowings and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Borrowings and this Agreement, or
(d)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
25.2In addition, unless either (x) subclause (a) in the immediately preceding Clause 25.1 is true with respect to a Lender or (y) a Lender has not provided another representation, warranty and covenant as provided in subclause (d) in the immediately preceding Clause 25.1, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Borrowings, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Operative Document or any documents related hereto or thereto).

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26.NO ADVISORY OR FIDUCIARY RESPONSIBILITY
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Operative Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Affiliates and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Operative Documents, irrespective of whether the Administrative Agent, or any Lender has advised or is advising the Borrower or its Affiliates on other matters, (ii) the Administrative Agent and the Lenders are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Operative Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or its Affiliates, or any other Person; (ii) none of the Administrative Agent and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Operative Documents; and (iii) the Administrative Agent and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Applicable Law, the Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
27.RIGHT OF SETOFF
If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such branch or Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Operative Document to such Lender or its respective branches or Affiliates, irrespective of whether or not such Lender, branch or Affiliate shall have made any demand under this Agreement or any other Operative Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding

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such deposit or obligated on such indebtedness. The rights of each Lender and their respective branches and Affiliates under this Clause 27 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective branches or Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
28.EFFECT OF AMENDMENT AND RESTATEMENT
(a)On and as of the Restatement Date, the Original Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement and the other Operative Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment or reborrowing, or termination of the “Obligations” (as defined in the Original Credit Agreement) as in effect prior to the Restatement Date and (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. Each reference to the “Credit Agreement” in any Operative Document shall be deemed to be a reference to the Original Credit Agreement, as amended and restated hereby.
(b)The Borrower and each Guarantor hereby confirm that each Operative Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Operative Documents, the payment and performance of all “Obligations” under each of the Operative Documents to which it is a party (in each case as such terms are defined in the applicable Operative Document).
(c)The Borrower and each Guarantor acknowledge and agree that (i) any of the Operative Documents to which it is a party or is otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid, enforceable, ratified and confirmed in all respects and shall not be impaired or limited by the execution or effectiveness of this Agreement, and (ii) all security interests created under any of the Operative Documents shall continue in full force and effect pursuant to the terms of such Operative Document.
(d)Each applicable Lender severally agrees to continue its Loans outstanding immediately prior to the effectiveness of the amendment and restatement of the Original Credit Agreement on the Restatement Date as a Loans hereunder, and as of the Restatement Date, such Loans shall be automatically deemed to constitute a Loans outstanding under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER VERTICAL HORIZONS JSA LIMITED, as Borrower By: /s/ Gennie Bigord Name: Gennie Bigord Title: Director
SECURITY TRUSTEE BANK OF UTAH, not in its individual capacity but solely as Security Trustee By: /s/ Jon Croasmun Name: Jon Croasmun Title: Senior Vice President
[Credit Agreement]
|US-DOCS\168361378.3||

ADMINISTRATIVE AGENT JSA INTERNATIONAL U.S. HOLDINGS, LLC, as Administrative Agent By: /s/ Sruti Prakash Name: Sruti Prakash Title: EVP and General Counsel

[Credit Agreement]
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LENDERS JSA INTERNATIONAL U.S. HOLDINGS, LLC, as a Lender By: /s/ Sruti Prakash Name: Sruti Prakash Title: EVP and General Counsel

[Credit Agreement]
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Schedule I
NOTICE & ACCOUNT INFORMATION
Lenders            JSA International U.S. Holdings, LLC
###
Attention: Legal
Telephone: ###
E-mail: ###

Administrative Agent    JSA International U.S. Holdings, LLC
###
    Attention: Legal
    Telephone: ###
    E-mail: ###
Account Details:    Bank: ###
    Address: ###
    ABA No.: ###
    Account Name: ###
    Account No.: ###
    Reference: ###

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Schedule II
ASSIGNED AIRCRAFT SCHEDULE
[***]

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Schedule III
AIRCRAFT SCHEDULE
[***]

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Schedule IV
THE ADMINISTRATIVE AGENT
1.Appointment of the Administrative Agent
1.1Each of the Lenders appoints the Administrative Agent to act as its agent under and in connection with the Operative Documents.
1.2Each of the Lenders authorizes the Administrative Agent to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Operative Documents together with any other incidental rights, powers, authorities and discretions.
1.3Unless expressly provided otherwise in the Operative Documents, each of the Lenders shall exercise its rights through the Administrative Agent or the Security Trustee.
2.Duties of the Administrative Agent
2.1
(a)The Administrative Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Administrative Agent for that Party by any other Party.
(b)Paragraph (a) above shall not apply to any assignment agreement executed pursuant to Clause 19.3(c)(i) or (ii).
2.2The Administrative Agent shall promptly forward to each of the Lenders a copy of any document or notice which is delivered to the Administrative Agent by the Security Trustee.
2.3If the Administrative Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.
2.4The Administrative Agent shall promptly notify the Lenders of any Default (in relation to which it has actual knowledge) arising under Clause 4(a) (Non Payment) of the Mortgage.
2.5The Administrative Agent's duties under the Operative Documents are solely mechanical and administrative in nature.
2.6Except where an Operative Document expressly and specifically provides otherwise, the Administrative Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
3.No fiduciary duties
3.1Nothing in this Agreement constitutes the Administrative Agent as a trustee or fiduciary of any other Person.
3.2The Administrative Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

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4.Business with the Borrower
The Administrative Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
5.Rights and discretions of the Administrative Agent
5.1The Administrative Agent may rely on:
(a)any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and
(b)any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
5.2The Administrative Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)no Default has occurred (unless it has actual knowledge of a Default arising under Clause 4(a) (Non-Payment) of the Mortgage); and
(b)any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
5.3The Administrative Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts provided that such engagement shall not cause any additional expense or cost to the Borrower or any Guarantor unless approved in advance in writing by either such Guarantor.
5.4The Administrative Agent may act in relation to the Operative Documents through its personnel and agents.
5.5The Administrative Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
5.6Notwithstanding any other provision of any Operative Document to the contrary, the Administrative Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
6.Majority Lenders' instructions
6.1Unless a contrary indication appears in an Operative Document, the Administrative Agent shall act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Administrative Agent) and shall not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.
6.2Unless a contrary indication appears in an Operative Document, any instructions given by the Majority Lenders will be binding on all the Lenders.

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6.3The Administrative Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
6.4In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Administrative Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
6.5The Administrative Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Operative Document.
7.Responsibility for documentation
The Administrative Agent is not (i) responsible for the legality, validity, effectiveness, adequacy or enforceability of any Operative Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Operative Document or (ii) responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by Applicable Law or regulation relating to insider dealing or otherwise, unless the Administrative Agent is informed by the Borrower or any Guarantor in writing that specific information being provided to the Administrative Agent is non-public information.
8.Exclusion of liability
8.1Without limiting sub-clause 8.2, the Administrative Agent will not be liable for any action taken by it under or in connection with any Operative Document, unless directly caused by its gross negligence or willful misconduct.
8.2No Party may take any proceedings against any officer, employee or agent of the Administrative Agent in respect of any claim it might have against the Administrative Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Operative Document and any officer, employee or agent of the Administrative Agent may rely on this sub-clause. Any third party referred to in this sub-clause 8.2 may enjoy the benefit of and enforce the terms of this sub-clause 8.2.
8.3The Administrative Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Operative Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Administrative Agent for that purpose.
8.4Nothing in this Agreement shall oblige the Administrative Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent.
9.Lenders' indemnity to the Administrative Agent

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Each Lender shall (in proportion to its share of the total Commitments or, if the total Commitments are then zero, to its share of the total Commitments immediately prior to their reduction to zero) indemnify the Administrative Agent, within [***] of demand, against any cost, loss or liability incurred by the Administrative Agent (otherwise than by reason of the Administrative Agent's gross negligence or willful misconduct) in acting as Administrative Agent under the Operative Documents (unless the Administrative Agent has been reimbursed by the Borrower pursuant to an Operative Document).
10.Resignation of the Administrative Agent
10.1The Administrative Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
10.2Alternatively, the Administrative Agent may resign with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and provided that, such consent shall not be required if there shall have occurred and be continuing an Event of Default) by giving notice to the Lenders, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Administrative Agent.
10.3If the Majority Lenders have not appointed a successor Administrative Agent in accordance with sub-clause 10.2 within [***] after notice of resignation was given, the Administrative Agent (after consultation with the Borrower) may appoint a successor Administrative Agent.
10.4The retiring Administrative Agent shall, at its own cost, make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request for the purposes of performing its functions as Administrative Agent under the Operative Documents.
10.5The Administrative Agent's resignation notice shall only take effect upon the appointment of a successor.
10.6Upon the appointment of a successor, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Operative Documents but shall remain entitled to the benefit of this Clause 10. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
10.7With (prior to the occurrence of an Event of Default that is continuing) the consent of the Borrower (such consent not to be unreasonably withheld or delayed), the Majority Lenders may, by notice to the Administrative Agent, require it to resign in accordance with sub-clause 10.2. In this event, the Administrative Agent shall resign in accordance with sub-clause 10.2.
11.Confidentiality
11.1In acting as agent for the Lenders, the Administrative Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

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11.2If information is received by another division or department of the Administrative Agent, it may be treated as confidential to that division or department and the Administrative Agent shall not be deemed to have notice of it.
11.3Notwithstanding any other provision of any Operative Document to the contrary, the Administrative Agent is not obliged to disclose to any other person any confidential information or any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
12.Relationship with the Lenders
The Administrative Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than [***] prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
13.Credit appraisal by the Lenders
Without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with any Operative Document and the transactions contemplated thereby, each Lender confirms to the Administrative Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Operative Document including but not limited to:
13.1the financial condition, status and nature of the Obligors;
13.2the legality, validity, effectiveness, adequacy or enforceability of any Operative Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document;
13.3whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Operative Document, the transactions contemplated by the Operative Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document; and
13.4the adequacy, accuracy and/or completeness of any information provided by any Party or by any other person under or in connection with any Operative Document, the transactions contemplated by the Operative Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document.
14.Written Directions
The Borrower shall be entitled to rely on any written direction believed by it (acting reasonably) to be given by the Administrative Agent or the Security Trustee, as the case may be, as having been authorized, to the extent required by this Agreement, by all the Finance Parties.
15.Erroneous Payments

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15.1If the Administrative Agent (x) notifies a Lender, the Security Trustee, or any Person who has received funds on behalf of a Lender, the Security Trustee (any such Lender, the Security Trustee or other recipient (and each of their respective successors and assigns), a "Payment Recipient") that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding Clause 15.2) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, the Security Trustee or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an "Erroneous Payment") and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Clause 15 and held in trust for the benefit of the Administrative Agent, and such Lender or Security Trustee shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than [***] thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Clause 15.1 shall be conclusive, absent manifest error.
15.2Without limiting immediately preceding Clause 15.1, each Lender, the Security Trustee or any Person who has received funds on behalf of a Lender or the Security Trustee (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(a)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(b)such Lender or Security Trustee shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within [***] of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of

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its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Clause 15.2(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Clause 15.2(b) shall not have any effect on a Payment Recipient's obligations pursuant to Clause 15.2(a) or on whether or not an Erroneous Payment has been made.
15.3Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Financing Party under any Operative Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Financing Party under any Operative Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding Clause 15.1.
15.4(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding Clause 15.1, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an "Erroneous Payment Return Deficiency"), upon the Administrative Agent's notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Class") in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the "Erroneous Payment Deficiency Assignment") (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Loan Certificates evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Certificate Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment

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will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii) The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
15.5The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Operative Documents with respect to such amount (the "Erroneous Payment Subrogation Rights") (provided that the Obligors' Secured Obligations under the Operative Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Guarantor; provided that this Clause 15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
15.6To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on "discharge for value" or any similar doctrine.

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15.7Each party's obligations, agreements and waivers under this Clause 15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Operative Document.

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Schedule V
THE SECURITY TRUSTEE

1.Acceptance of Trusts
The Security Trustee hereby confirms its acceptance of the trusts created under the Mortgage and the other Operative Documents and covenants and agrees to perform and observe all of its covenants and undertakings set forth in this Agreement, the Mortgage and the other Operative Documents, which shall govern the duties and responsibilities of the Security Trustee to the Finance Parties. The parties hereto agree that Bank of Utah, in its capacity as Security Trustee, acts hereunder solely as security trustee as herein provided and not in its individual capacity except as otherwise herein provided.
2.Duties and Responsibilities of the Security Trustee to the Finance Parties
2.1In the event the Security Trustee shall have knowledge of an Event of Default (which shall not have been cured), the Security Trustee shall give prompt written notice of such Event of Default to the Administrative Agent. Subject to the provisions of sub-clause 3.3 of this Schedule V, the Security Trustee shall take such action with respect to any Event of Default as the Security Trustee shall be instructed in writing by the Majority Lenders. If the Security Trustee shall not have received instructions as above provided within [***] after the mailing of notice of such Event of Default the Security Trustee shall, subject always to instructions received thereafter pursuant to the preceding sentence, take such action, or refrain from taking such action, but shall be under no duty to take or refrain from taking any action, with respect to such Event of Default as it shall determine advisable in the best interests of the Finance Parties and shall use the same degree of care and skill in connection therewith as a prudent person would use under the circumstances in the conduct of his or her own affairs. In the absence of actual knowledge of an officer in the "Corporate Trust Department" or its equivalent of the Security Trustee, the Security Trustee shall not be deemed to have knowledge of an Event of Default unless notified in writing of such Event of Default by the Administrative Agent.
2.2Subject to the terms of sub-clauses 2.1 and 2.3(f) of this Schedule V, with respect to the Aircraft and each Operative Document, upon the written instructions at any time and from time to time of the Majority Lenders, the Security Trustee shall take such of the following actions as may be specified in such instructions: (i) give such notice or direction or exercise such right, remedy or power hereunder or under the Operative Documents as shall be specified in such instructions; and (ii) approve as satisfactory to the Security Trustee all matters expressly required by the terms hereof or thereof to be satisfactory to the Security Trustee, it being understood that without the written instructions of the Majority Lenders the Security Trustee shall not approve any such matter as satisfactory to the Security Trustee. The Security Trustee shall execute such documents as may be required under this Agreement or any other Operative Document as may be specified from time to time in written instructions of the Majority Lenders.
2.3No provision of this Agreement shall be construed to relieve the Security Trustee from liability for the Security Trustee's own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct or the Security Trustee's simple negligence in the handling of money, except that:

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(a)the duties and obligations of the Security Trustee shall be determined solely by the express provisions of this Agreement, and the Security Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Security Trustee;
(b)in the exercise of good faith, the Security Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Security Trustee and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Security Trustee, the Security Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement or the other Operative Documents;
(c)the Security Trustee shall not be liable for any error of judgment made in good faith by a responsible officer of it, unless it shall be proved that the Security Trustee was grossly negligent in ascertaining the pertinent facts;
(d)the Security Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith and without gross negligence (or simple negligence in the handling of money) in accordance with the direction in writing of the Majority Lenders, relating to the time, method and place of conducting any proceeding for any remedy available to the Security Trustee, or exercising any right or power conferred upon the Security Trustee under this Agreement, and shall not be obligated to perform any discretionary act under this Agreement without the instructions in writing of the Majority Lenders;
(e)the Security Trustee shall not be under any obligation to exercise any rights or powers or take any other action upon the instructions of the Majority Lenders (including, without limitation, the insuring, taking care of or taking possession of the Aircraft or any Engine), and no provision of this Agreement shall require the Security Trustee to expend or risk its own funds or otherwise incur any financial liability, unless and until the Security Trustee shall have been fully indemnified by any person reasonably acceptable to the Security Trustee against all liability and expense in connection with the exercise of such right or power or the taking of such other action; and
(f)the Security Trustee shall have a claim and Lien upon, the Collateral and this Agreement and the Assigned Purchase Agreement prior to the other Finance Parties for any costs or expenses incurred by the Security Trustee acting in accordance with written instructions from Administrative Agent and for which the Security Trustee shall not have been reimbursed.
2.4Promptly upon receipt by the Security Trustee from either Obligor of the financial statements, reports and other documents to be furnished by either Obligor pursuant to this Agreement or pursuant to the other Operative Documents, if any, and of all other notices and documents to be delivered by the Obligors to the Security Trustee pursuant to the other Operative Documents, the Security Trustee shall furnish copies thereof to the Administrative Agent, unless such notices and documents have previously been so provided.

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3.Certain Rights of the Security Trustee
Except as otherwise provided above:
3.1the Security Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, trust certificate, guaranty or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
3.2whenever in the administration of this Agreement the Security Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Security Trustee (unless other evidence be herein specifically prescribed) may, in the exercise of good faith on its part, rely on a certificate of a responsible officer of any Person;
3.3the Security Trustee may consult with counsel, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and in reliance thereon;
3.4the Security Trustee shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement; and
3.5in furtherance of any trust created hereby, the other Finance Parties shall provide the Security Trustee with all such further documents as the Security Trustee may reasonably request from time to time, in order to give effect to the trust created hereby.
4.Application of Debt Service and Other Payment
To the extent received and subject to Clause 5 (Funds May Be Held by Security Trustee) of this Schedule V, the Security Trustee covenants and agrees to apply all payments received by it under this Agreement and the other Operative Documents when and as the same shall be received in the order of priorities specified in Clause 5.4 (Distribution of Funds Received) of this Agreement.
5.Funds May Be Held by Security Trustee
Any monies, proceeds from any Collateral, until at any time paid to or property held by the Security Trustee as part of the Collateral, paid out by the Security Trustee as herein provided, shall be held by the Security Trustee on deposit in an Eligible Account, and the Security Trustee shall (unless an Event of Default shall have occurred and be continuing) account to the Borrower for interest upon any such monies so held or shall invest such monies in Cash Equivalents.
6.Security Trustee Not Liable for Delivery Delays or Defects in the Aircraft or Title or any Operative Document; May Perform Duties by Other Finance Parties; Reimbursement of Expenses; Holding of the Operative Documents; Monies Held in Trust
6.1Except as otherwise provided in Clause 2 (Duties and Responsibilities of the Security Trustee) of this Schedule V above, the Security Trustee shall not be liable to any Person

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for any delay in the delivery of the Aircraft, or for any default on the part of Airbus or the Borrower, or for any defect in the Aircraft or in the title thereto or any Operative Document, nor shall anything herein be construed as a warranty on the part of the Security Trustee in respect thereof or as a representation on the part of the Security Trustee in respect of the value thereof, or in respect of the title thereto or adequacy thereof, except to the extent provided in sub-clause 6.2 of this Schedule V.
6.2Except as otherwise provided in Clause 2 of this Schedule V (Duties and Responsibilities of the Security Trustee) above, the Security Trustee may perform its powers and duties hereunder by or through such attorneys, agents and servants as it shall appoint, and shall be answerable for only its own acts, gross negligence, willful misconduct (or mere negligence in the handling of money), and not for the default or misconduct of any attorney, agent or servant appointed by it with due care. The Security Trustee shall not be responsible in any way for the recitals herein contained or for the execution or validity of this Agreement or any other Operative Document.
6.3Subject to any limitations set forth in a Fee Letter, the Security Trustee shall be entitled to receive payment of its reasonable expenses and disbursements hereunder (except expenses and disbursements incurred pursuant to sub-clause 8.1 of this Schedule V but including its expenses and disbursements in connection with the enforcement of its rights as Security Trustee for the relevant Collateral, in enforcing remedies hereunder, under the Agreement or under the other Operative Documents, or in collecting upon, maintaining, refurbishing or preparing for sale any portion of the Collateral) and to receive compensation for all services rendered by it in performing its duties in accordance with the terms of this Agreement. All such fees, expenses and disbursements shall be paid by the Borrower (unless paid by a Guarantor) in accordance with the relevant Fee Letter.
6.4Any monies or proceeds from any Collateral at any time held by the Security Trustee hereunder or any other Operative Document shall, until paid out by the Security Trustee as herein provided, be held by it in trust as herein provided for the benefit of the Finance Parties.
7.Successor Security Trustee
7.1Persons Eligible for Appointment as Security Trustee
There shall at all times be a Security Trustee hereunder, which shall be a banking institution, trust company or corporation having a combined capital and surplus of at least [***] and in the case of a corporation, which is authorized under Applicable Law to exercise corporate trust powers and is subject to supervision or examination by federal or state banking authority. If any such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Clause 7.1, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Security Trustee shall cease to be eligible in accordance with the provisions of this Clause 7.1, the Security Trustee shall resign immediately in the manner and with the effect specified in Clause 8 (Resignation and Removal; Appointment of Successor Security Trustee) of this Schedule V below.
8.Resignation and Removal; Appointment of Successor Security Trustee

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8.1The Security Trustee may at any time resign by giving written notice of resignation to the Administrative Agent, with a copy to the Borrower and the Administrative Agent shall promptly notify the Lenders thereof. Upon receipt by the Lenders of such written notice of resignation, the Lenders shall promptly appoint a successor agent, by written instrument, which successor shall be reasonably acceptable to the Borrower so long as no Event of Default shall have occurred and be continuing, in which case, one copy of which instrument shall be delivered to the Security Trustee so resigning, one copy to the successor agent and one copy to each of the Finance Parties. If no successor agent shall have been so appointed and have accepted appointment within [***] after the giving of such notice of resignation, the resigning agent may petition any court of competent jurisdiction for the appointment of a successor agent, or the Finance Parties may petition any such court for the appointment of a successor agent. Such court may thereupon, after such notice, if any, as it may deem proper, prescribe and appoint a successor agent reasonably acceptable to Administrative Agent.
8.2With the consent of the Borrower (such consent not to be unreasonably withheld or delayed), the Majority Lenders may, by notice to the Security Trustee, require it to resign in accordance with Clause 8.1 of this Schedule V. In this event, the Security Trustee shall resign in accordance with Clause 8.1 of this Schedule V.
8.3Any resignation or removal of the Security Trustee and appointment of a successor trustee pursuant to any of the provisions of this Clause 8 shall become effective upon acceptance of appointment by the successor trustee as provided in Clause 9 of this Schedule V (Acceptance of Appointment by Successor Security Trustee) below.
9.Acceptance of Appointment by Successor Security Trustee
Any successor trustee appointed as provided in Clause 8 of this Schedule V (Resignation and Removal; Appointment of Successor Security Trustee) above shall execute, acknowledge and deliver to the relevant beneficiaries, and to its predecessor agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the title, rights, powers, duties and obligations of its predecessor hereunder and under the Operative Documents to which its predecessor was a party, with like effect as if originally named as the "Security Trustee" herein and therein, and every provision hereof or thereof applicable to the retiring trustee shall apply to such successor trustee with like effect as if such successor trustee had been originally named herein and therein in the place and instead of the Security Trustee; but nevertheless, on the written request of a Finance Party, or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall transfer and deliver to such successor all monies, if any, the Aircraft, the Collateral, the Operative Documents and other property held by the trustee so ceasing to act, shall execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act, and shall execute and deliver such instruments of transfer as may be reasonably requested by such successor trustee or required by any Applicable Law. Upon request of any such successor trustee, the relevant beneficiary shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers and recognizing the transfer of title as aforesaid, and shall do and perform any and all acts

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necessary to establish and maintain the title and rights of the successor trustee in and to the Aircraft, the Collateral, the Operative Documents and other property in the Collateral. Any trustee ceasing to act shall, nevertheless, retain a Security Interest upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Clause 6 of this Schedule V (Security Trustee Not Liable for Delivery Delays or Defects in the Aircraft or Title or any Operative Document; May Perform Duties by other Finance Parties; Reimbursement of Expenses; Holding of the Operative Documents; Monies held in Trust). No successor trustee shall accept appointment as provided in this Clause 9 of this Schedule V (Acceptance of Appointment by Successor Security Trustee) unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Clause 7.1 of this Schedule V (Persons Eligible for Appointment as Security Trustee). Upon acceptance of appointment by a successor trustee as provided in this Clause 9 of this Schedule V such successor trustee shall mail notice of the succession of such trustee hereunder to the Finance Parties.
10.Merger or Consolidation of Security Trustee
Any corporation into which the Security Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger or conversion or consolidation to which the Security Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Security Trustee, shall be the successor of the Security Trustee hereunder, provided such corporation shall be eligible under the provisions of Clause 7.1 of this Schedule V (Persons Eligible for Appointment as Security Trustee), without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
11.Appointment of Additional and Separate Security Trustees
If at any time or times the Security Trustee shall deem it necessary or prudent in order to conform to any law of any jurisdiction in which the Aircraft, the Collateral or any Operative Document shall be situated or in which any of the same is expected to be enforced, or the Security Trustee shall be advised by counsel that it is so necessary or prudent in the interest of the beneficiaries or the beneficiaries shall in writing so request the Security Trustee, the Security Trustee shall execute and deliver an agreement supplemental hereto and all other instruments and agreements necessary or proper to constitute another bank or trust company or one or more persons approved by the Security Trustee, the Administrative Agent and, while no Default is continuing, the Borrower (such consent not to be unreasonably withheld or delayed) which is a reputable financial institution either to act as additional trustee or trustees of the Aircraft, the Collateral or the Operative Documents, jointly with the Security Trustee originally named herein or any successor or successors, or to act as separate agent or agents of the Aircraft, the Collateral or the Operative Documents, in any such case with such powers as may be provided in such supplemental agreement, and to vest in such bank, trust company or Person as such additional agent or separate agent, as the case may be, any property, title, right or power of the Security Trustee deemed necessary or advisable, subject to the remaining provisions of this sub-clause. The Security Trustee may execute, deliver and

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perform any deed, conveyance, assignment or other instrument in writing as may be required by any additional agent or separate agent for more fully and certainly vesting in and confirming to it or him any property, title, right or powers which by the terms of such supplemental agreement are expressed to be conveyed or conferred to or upon such additional agent or separate agent. Every additional agent and separate agent hereunder shall, to the extent permitted by law, be appointed and act as and be such, and the Security Trustee and its successors as the Security Trustee shall act as and be such, subject to the following provisions and conditions:
11.1all powers, duties, obligations and rights conferred upon the Security Trustee in respect of the receipt, custody and payment of monies shall be exercised solely by the Security Trustee or its successor as Security Trustee;
11.2all other rights, powers, duties and obligations conferred or imposed upon the Security Trustee shall be conferred or imposed upon and exercised or performed by the Security Trustee or its successor as Security Trustee and such additional agent or agents and separate agent or agents jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Security Trustee or its successor as Security Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Aircraft in any such jurisdiction) shall be exercised and performed by such additional agent or agents or separate agent or agents;
11.3no power hereby given to, or which it is hereby provided may be exercised by, any such additional agent or separate agent shall be exercised hereunder by such additional agent or separate agent except jointly with, or with the consent of, the Security Trustee or its successor as Security Trustee, anything herein contained to the contrary notwithstanding; and
11.4no agent hereunder shall be personally liable by reason of any act or omission of any other agent hereunder.
If at any time the Security Trustee shall deem it no longer necessary or prudent in order to conform to any such law or shall be advised by such counsel that it is no longer so necessary or prudent in the interest of the Finance Parties then the Administrative Agent shall in writing so request the Security Trustee, and the Security Trustee shall execute and deliver all instruments and agreements necessary or proper to remove any additional agent or separate agent. Any additional agent or separate agent may at any time by an instrument in writing constitute the Security Trustee his agent or attorney-in-fact, with full power and authority, to the extent which may be authorized by law, to do all acts and things and exercise all discretion which he is authorized or permitted to do or exercise, for and in his behalf and in his name. In case any such additional agent or separate agent shall die, become incapable of acting, resign or be removed, all the assets, property, rights, powers, trusts, duties and obligations of such additional agent or separate agent, as the case may be, so far as permitted by law, shall vest in and be exercised by the Security Trustee, without the appointment of a new successor to such additional agent or separate agent, unless and until a successor is appointed in the manner hereinbefore provided. Any request, approval or consent in writing by the Security Trustee to any additional agent or separate agent shall be sufficient warrant to such additional agent or separate

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agent, as the case may be, to take such action as may be so requested, approved or consented to. Each additional agent and separate agent appointed pursuant to this Clause 11 (Appointment of Additional and Separate Security Trustees) shall be subject to, and shall have the benefit of, Clause 2 of this Schedule V (Duties and Responsibilities of the Security Trustee to the Finance Parties) and Clause 3 of this Schedule V (Certain Rights of the Security Trustee).
12.Dealing with Parties
The Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking activities or other business with any party to the Operative Documents and any Affiliate of such party.

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Schedule VI
BFE

[***]

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Exhibit A
FUNDING NOTICE

____________, 20__
JSA International U.S. Holdings, LLC, Administrative Agent

Re:    Predelivery Deposit Payment Financing for [***] Airbus Aircraft
Ladies and Gentlemen:
Reference is hereby made to that certain First Amended and Restated Credit Agreement dated as of [____], 2026 (the "Credit Agreement"; capitalized terms used herein without definition shall have the definitions specified in the Credit Agreement) entered into among Vertical Horizons JSA Limited, as borrower (the "Borrower"), the lenders party thereto, as lenders (the "Lenders"), Bank of Utah, not in its individual capacity but solely as Security Trustee, and JSA International U.S. Holdings, LLC, as administrative agent.
1.Pursuant to Clause 2.3(a) of the Credit Agreement, Borrower hereby requests a Loan in accordance with the following parameters:
(1)    Aircraft Number(s): ____
(2)    Initial Borrowing/Borrowing Date: ______________
(3)    Loan: $_________
(4)    Equity Contribution: $_________
2.The Borrower confirms that all Equity Contributions for the Aircraft the subject of this Loan have been made or will be made by the Borrowing Date.
3.Please distribute the proceeds of the Loan as follows: [Insert payment instructions]
4.Borrower hereby confirms that the representations and warranties of the Borrower in Clause 7 of the Credit Agreement are true and accurate on the date hereof as though made on the date hereof except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date).
5.In consideration of the Lenders making their funds available on the Borrowing Date specified in this Funding Notice, in the event that the Loan does not take place on the

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Borrowing Date specified in this Funding Notice or in the event the Loan takes place on any Delayed Borrowing Date, the Borrower shall compensate the Lenders for their net loss on such funds, including breakage costs, if any, by paying the Lenders interest on the aggregate amount thereof (calculated on the basis of a 360-day year and actual days elapsed) at a rate equal to the Applicable Rate for the period from and including the Borrowing Date specified in this Funding Notice to but excluding the earlier of (x) the Business Day on which the Borrowing Date shall actually occur, (y) the Business Day on which the Borrower shall notify the Lenders that the Borrowing will not occur prior to the Delayed Borrowing Date (if such notice is given prior to [***] or if later, until the Business Day subsequent to such notice date), or (z) the Delayed Borrowing Date.
For the purposes of the first Loan under this Funding Notice, the Credit Agreement shall be treated as executed and delivered even if it is yet to be executed and delivered. By signing below the Borrower indemnifies the Lenders against any loss they may incur in respect of the first Loan under this Funding Notice.
The terms and provisions of this Funding Notice shall be binding upon and inure to the benefit of the Lenders and the Borrower and their successors and assigns.
THIS FUNDING NOTICE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Very truly yours, VERTICAL HORIZONS JSA LIMITED By: Name: Title:

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Exhibit B
LOAN ASSIGNMENT AGREEMENT
LOAN ASSIGNMENT AGREEMENT dated as of __________, ____ between _______________________________ (the "Assignee") and _____________________________ (the "Assignor") [_____________ (the "Borrower") and, ________________ (the "Guarantors")].
RECITALS
WHEREAS, the Assignor is the holder of the Loan Certificate No. ____ dated as of ____________, ____ (the "Assignor's Loan Certificate") issued under the Credit Agreement dated as of September 26, 2024 (the "Credit Agreement") among Vertical Horizons JSA Limited ("Borrower"), the Lenders party thereto, Bank of Utah, not in its individual capacity but solely as Security Trustee, and JSA International U.S. Holdings, LLC, as Administrative Agent (the "Administrative Agent");
WHEREAS, the Assignor proposes to assign to the Assignee $____________ of the $_____________ Assignor's Loan Certificate and a pro rata portion of all of the rights and obligations of the Assignor under the Credit Agreement and the other Operative Documents (as defined below) in respect thereof, on the terms and subject to the conditions specified herein, and the Assignee proposes to accept the assignment of such rights and obligations from the Assignor on such terms and subject to such conditions;
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
1.Definitions
Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.
2.Assignment
(a)On ____________, ____ (the "Effective Date"), and on the terms and subject to the conditions specified herein, the Assignor will sell, assign and transfer to the Assignee, without recourse to or representation, express or implied, by the Assignor (except as expressly specified in Paragraph 5 hereof), a $___________ portion of the Assignor's Loan Certificate and a pro rata portion of the rights and obligations of the Assignor under the Credit Agreement and the other Operative Documents in respect thereof (but not with respect to any indemnity or other claim, interest thereon at the Past Due Rate and breakage amounts, if any, accrued and unpaid as of the Effective Date or thereafter payable to the Assignor in respect of the period prior to the Effective Date), and the Assignee shall accept such assignment from the Assignor and assume all of the obligations of the Assignor accruing from and after the Effective Date under the Credit Agreement and the other Operative Documents relating to the Assignor's Loan Certificate on such terms and subject to such conditions.
(b)Upon the satisfaction of the conditions specified in Paragraph 4, (A) the Assignee shall, on the Effective Date, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement and the other Operative Documents, and (B) the Assignor shall be released from its obligations under the Credit Agreement and the other Operative Documents accrued from and after the Effective Date, in each case to the extent such obligations have been assumed by the Assignee.
3.Payments
As consideration for the sale, assignment and transfer contemplated in Paragraph 2 hereof, the Assignee shall pay to the Assignor, on the Effective Date, in lawful currency of the United States and in immediately available funds, to the account specified below its signature on the signature pages hereof, an amount equal to $_______________.
4.Conditions
This Assignment Agreement shall be effective upon the due execution and delivery of this Assignment Agreement by the Assignor and the Assignee and the effectiveness of the assignment contemplated by Paragraph 2 hereof is subject to:
(a)the receipt by the Assignor of the payment provided for in Paragraph 3;
(b)the delivery to the Administrative Agent of the Assignor's Loan Certificate, duly endorsed for [partial] transfer to the Assignee, together with a request in the form attached hereto as Exhibit A that a new Loan Certificate be issued to the Assignee and Assignor; and
(c)the notification by the Assignee to the Borrower of its identity and of the country of which the Assignee is a resident for tax purposes.
5.Representations and Warranties of the Assignor
The Assignor represents and warrants as follows:
(a)the Assignor has full power and authority, and has taken all action necessary to execute and deliver this Assignment Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment Agreement, and no governmental authorizations or other authorizations are required in connection therewith;
(b)the Assignor's interest in the Assignor's Loan Certificate is free and clear of any and all Liens created by or through the Assignor;
(c)this Assignment Agreement constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms; and
(d)the Assignor has received no written notice of any Default having occurred and continuing on the date of execution hereof.
6.Representations and Warranties of the Assignee
The Assignee hereby represents and warrants to the Assignor and Borrower that:

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(a)the Assignee has full power and authority, and has taken all action necessary to execute and deliver this Assignment Agreement and any and all other documents required or permitted to be executed or delivered by it in connection with this Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment Agreement, and no governmental authorizations or other authorizations are required in connection therewith;
(b)this Assignment Agreement constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms; and
(c)the Assignee has fully reviewed the terms of the Operative Documents and has independently and without reliance upon the Assignor and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement.
7.Further Assurances
The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment Agreement.
8.Governing Law
THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
9.Notices
All communications between the parties or notices in connection herewith shall be in writing, hand-delivered or sent by ordinary mail or facsimile, addressed as specified on the signature pages hereof. All such communications and notices shall be effective upon receipt.
10.Binding Effect
This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
11.Integration of Terms
This Assignment Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and other writings with respect to the subject matter hereof.
12.Counterparts
This Assignment Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

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|US-DOCS\168361378.3||

IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNEE] By: Name: Title:
Address for Notices:
Wire Instructions:
[ASSIGNOR] By: Name: Title:
Address for Notices:
Wire Instructions:

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[BORROWER] By: Name: Title:
[GUARANTOR] By: Name: Title: [GUARANTOR] By: Name: Title: [GUARANTOR] By: Name: Title:

|US-DOCS\168361378.3||

Exhibit C
FORM OF STEP-IN AGREEMENT
[on file with Airbus]

|US-DOCS\168361378.3||

Exhibit D-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Amended and Restated Credit Agreement dated as of March 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vertical Horizons JSA Limited (“Borrower”), the Lenders party thereto, Bank of Utah, not in its individual capacity but solely as Security Trustee, and JSA International U.S. Holdings, LLC, as Administrative Agent (the “Administrative Agent”).
Pursuant to the provisions of Clause 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

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Exhibit EEXHIBIT D-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Amended and Restated Credit Agreement dated as of March 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vertical Horizons JSA Limited (“Borrower”), the Lenders party thereto, Bank of Utah, not in its individual capacity but solely as Security Trustee, and JSA International U.S. Holdings, LLC, as Administrative Agent (the “Administrative Agent”).
Pursuant to the provisions of Clause 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

|US-DOCS\168361378.3||

Exhibit FEXHIBIT D-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Amended and Restated Credit Agreement dated as of March 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vertical Horizons JSA Limited (“Borrower”), the Lenders party thereto, Bank of Utah, not in its individual capacity but solely as Security Trustee, and JSA International U.S. Holdings, LLC, as Administrative Agent (the “Administrative Agent”).
Pursuant to the provisions of Clause 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

Exhibit GEXHIBIT D-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Amended and Restated Credit Agreement dated as of March 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vertical Horizons JSA Limited (“Borrower”), the Lenders party thereto, Bank of Utah, not in its individual capacity but solely as Security Trustee, and JSA International U.S. Holdings, LLC, as Administrative Agent (the “Administrative Agent”).
Pursuant to the provisions of Clause 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Operative Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

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Exhibit H
FORM OF LOAN CERTIFICATE

No.	New York, New York
Up to $	[Effective Date]

Vertical Horizons JSA Limited (the "Borrower") hereby promises to pay to [_____] (the "Lender"), or registered transferees, the principal sum of _________________________ ($__________), or, if less, the aggregate unpaid principal amount of all Loans made by Lender to Borrower pursuant to that certain First Amended and Restated Credit Agreement dated as of March 11, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") among the Borrower, Bank of Utah, not in it individual capacity but solely as security trustee as Security Trustee, and JSA International U.S. Holdings, LLC, as Administrative Agent (the "Administrative Agent") and certain lenders named therein, payable in full on the final Maturity Date, together with interest on the unpaid principal amount hereof from time to time outstanding from and including the Effective Date until such principal amount is paid in full. The applicable interest rate for the Loans evidenced by this note can vary in accordance with the definition of "Applicable Rate" in the Credit Agreement. Interest shall accrue with respect to each Interest Period at the Applicable Rate in effect for such Interest Period and shall be payable in arrears on each Interest Payment Date and on the date this Loan Certificate is paid in full. This Loan Certificate shall bear interest at the Past Due Rate on any principal hereof, and, to the extent permitted by Applicable Law, interest and other amounts due hereunder, not paid when due (whether at stated maturity, by acceleration or otherwise), for any period during which the same shall be overdue, payable on demand by the Lender.
Borrower hereby acknowledges and agrees that this note is one of the Loan Certificates referred to in, evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement including, without limitation, the repayment in full of the Loans made in respect of an Aircraft in accordance with Clause 5.2(d) of the Credit Agreement. The Credit Agreement, to which reference is hereby explicitly made, sets forth said terms and provisions, including those under which this Loan Certificate may or must be paid prior to its due date or may have its due date accelerated.
All payments of principal, the breakage costs, if any, and interest and other amounts to be made to the Lender or under the Credit Agreement and that certain Mortgage and Security Agreement dated as of the Effective Date (as amended or supplemented from time to time, the "Mortgage") among the Borrower, the Administrative Agent and the Security Trustee, shall be made in accordance with the terms of the Credit Agreement and the Mortgage.

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The Lender, by its acceptance of this Loan Certificate, agrees to be bound by all provisions of the Operative Documents applicable to Lenders.
This Loan Certificate is one of the Loan Certificates referred to in, and issued pursuant to, the Credit Agreement and the Mortgage. The Collateral is held by the Security Trustee as security, in part, for the Loan Certificates. Reference is hereby made to the Credit Agreement and the Mortgage for a statement of the rights and obligations of the Lender, and the nature and extent of the security for this Loan Certificate and of the rights and obligations of the other Lenders, and the nature and extent of the security for the other Loan Certificates, as well as for a statement of the terms and conditions of the trusts created by the Mortgage, to all of which terms and conditions in the Credit Agreement and the Mortgage each Lender agrees by its acceptance of this Loan Certificate.
There shall be maintained a Certificate Register for the purpose of registering transfers and exchanges of Loan Certificates at the office of the Administrative Agent specified in the Credit Agreement or at the office of any successor Administrative Agent in the manner provided in Clause 5.6 of the Credit Agreement. As provided in the Credit Agreement and the Mortgage and subject to certain limitations specified therein, this Loan Certificate or any interest herein may, subject to the next following paragraph, be assigned or transferred, and the Loan Certificates are exchangeable for a like aggregate original principal amount of Loan Certificates of any authorized denomination, as requested by the Lender surrendering the same.
Prior to the due presentment for registration or transfer of this Loan Certificate, the Borrower and the Administrative Agent shall deem and treat the person in whose name this Loan Certificate is registered on the Certificate Register as the absolute owner of this Loan Certificate and the Lender for the purpose of receiving payment of all amounts payable with respect to this Loan Certificate and for all other purposes whether or not this Loan Certificate is overdue, and neither the Borrower nor the Administrative Agent shall be affected by notice to the contrary.
This Loan Certificate is subject to prepayment as permitted by Clauses 5.9 and 5.10 of the Credit Agreement and to acceleration by the Administrative Agent as provided in Clause 5 of the Mortgage, and the Lender, by its acceptance of this Loan Certificate, agrees to be bound by said provisions.
Terms defined in the Credit Agreement and in the Mortgage have the same meaning when used in this Loan Certificate.
THIS LOAN CERTIFICATE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the Borrower has caused this Loan Certificate to be executed in its corporate name by its officer thereunto duly authorized, as of the date hereof.

VERTICAL HORIZONS JSA LIMITED By: Name: Title:

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Exhibit I
FORM OF COMPLIANCE CERTIFICATE

[***]

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Exhibit J
Form of Notice of Aircraft Schedule Amendment

____________, 20__
JSA International U.S. Holdings, LLC, Administrative Agent

Re:    Amended and Restated Aircraft Schedule
Ladies and Gentlemen:
Reference is hereby made to that certain First Amended and Restated Credit Agreement dated as of March 11, 2026 (the "Credit Agreement"; capitalized terms used herein without definition shall have the definitions specified in the Credit Agreement) entered into among Vertical Horizons JSA Limited, as borrower (the "Borrower"), the institutions listed on Schedule I thereto, as lenders (the "Lenders"), Bank of Utah, not in its individual capacity but solely as Security Trustee, and JSA International U.S. Holdings, LLC, as administrative agent (the "Administrative Agent").
[Pursuant to Clause 2.5 of the Credit Agreement, Borrower hereby notifies the Administrative Agent (on behalf of the Lenders) of the details of the Substituted Aircraft as set forth in Schedule I attached hereto and the Administrative Agent by signing the below hereby acknowledges that the Aircraft Schedule (Schedule III of the Credit Agreement) is hereby amended and restated in its entirety as of the date set forth above to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Schedule I attached hereto. The Borrower hereby confirms that (i) the Substitution Requirement has been satisfied with respect to such Substituted Aircraft and (ii) all Equity Contributions for the Substituted Aircraft have been made.]
[Pursuant to Clause 10.12 of the Credit Agreement, Borrower hereby notifies the Administrative Agent (on behalf of the Lenders) of the details of the delivery changes with respect to certain Aircraft as set forth in Schedule I attached hereto and the Administrative Agent by signing the below hereby acknowledges that the Aircraft Schedule (Schedule III of the Credit Agreement) is hereby amended and restated in its entirety as of the date set forth above to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Schedule I attached hereto.]

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This Notice may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.
THIS NOTICE OF AIRCRAFT SUBSTITUTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Very truly yours, VERTICAL HORIZONS JSA LIMITED, as Borrower By: Name: Title:

Acknowledged and agreed by: JSA INTERNATIONAL U.S. HOLDINGS, LLC, as Administrative Agent By: Name: Title:

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SCHEDULE I
AMENDED AND RESTATED AIRCRAFT SCHEDULE
[see attached]

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ANNEX A
Definitions
For all purposes of the Credit Agreement and the Mortgage and Security Agreement the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time in accordance with the applicable provisions thereof and of the other Operative Documents. Unless otherwise specified, Clause references are to Clauses of the Credit Agreement or the Mortgage.
"A320neo Aircraft" means any aircraft that are identified as an A320neo aircraft on the Aircraft Schedule or the Assigned Aircraft Schedule.
"A321neo Aircraft" means any aircraft that are identified as an A321neo aircraft on the Aircraft Schedule or the Assigned Aircraft Schedule.
"ABR" means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
"ABR Loan" means a Loan that bears interest based on the ABR.
"Accounts" means any bank accounts, deposit accounts or other accounts in the name of the Borrower.
"Additional Costs" has the meaning specified in Clause 5.11(a) of the Credit Agreement.
"Administration Agreement" means the administration agreement dated on or about the Effective Date between the Parent, Walkers Fiduciary Limited, as administrator, the Borrower and Frontier Airlines as obligor.
"Administrative Agent" means JSA International U.S. Holdings, LLC in its capacity as Administrative Agent under the Credit Agreement and any successor thereto in such capacity.
"Advance" means each Purchase Price Installment paid or payable by or on behalf of the Borrower in respect of each Assigned Aircraft in accordance with the terms of the Assigned Purchase Agreement which, for each Purchase Price Installment due on or after the Effective Date, is in the amount and payable on the date specified in the Aircraft Schedule or the Assigned Aircraft Schedule.
"Affected Financial Institution" has the meaning specified in Clause 22.3 of the Credit Agreement.
"Affected Lender" has the meaning specified in Clause 5.9(f) of the Credit Agreement.

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"Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or under common control with, such Person. The term "control" means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"After-Tax Basis" means on a basis that any payment to be received or receivable by any Person (the “original payment”) is supplemented by a further payment or payments to such Person so that the sum of all such payments (including the original payment), after deducting the net amount of all Taxes payable by such Person or any of its Affiliates under any law or required by Governmental Entity as a result of the receipt or accrual of such payments (after reduction by the amount of current Taxes saved by such Person as a result of the event or item for which such payments are being made to such Person), is equal to the original payment due to such Person.
"Agents" means collectively the "Security Trustee" and the "Administrative Agent" (each an "Agent").
"Agent for Service of Process" has the meaning specified in Clause 16.6 of the Credit Agreement.
"Airbus" means Airbus S.A.S., in its capacity as manufacturer of the Assigned Aircraft, and its successors and assigns.
"Airbus Purchase Agreement" means, with respect to each Assigned Aircraft, the aircraft purchase agreement, dated as of September 30, 2011 between Airbus and Frontier Airlines, as amended and supplemented from time to time (but excluding any letter agreements entered into from time to time in relation thereto).
"Aircraft" means, as of any date of determination, any or all, as the context may require, each aircraft set forth on the Aircraft Schedule, which, for the avoidance of doubt, shall not exceed [***] Aircraft at any given time.
"Aircraft Lease Agreement" means [***].
"Aircraft Operating Lease Agreement" means [***].
"Aircraft Pool" has the meaning given to it in Clause 10.20(a) of the Credit Agreement.
"Aircraft Schedule" means Schedule III to the Credit Agreement as updated by the Borrower from time to time in accordance with Clause 2.5 of the Credit Agreement to reflect any Substituted Aircraft.
"Airframe" means each Aircraft, as described in the Aircraft Schedule (excluding the Engines) together with any and all Parts incorporated in, installed on or attached to such airframes on the respective Delivery Date.
"Amendment to Step-In Agreement" has the meaning given to it in the definition of Step-In Agreement.
"Annualized FCCR" means as of any applicable FCCR Test Date, the ratio of, (a) the sum of (i) Consolidated EBITDAR of Frontier Holdings for the fiscal quarter of Frontier Holdings

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immediately preceding such FCCR Test Date for which financial statements were delivered pursuant to Clause 10.15(a) of the Credit Agreement and (ii) the sum of the Consolidated EBITDAR of Frontier Holdings for each of the three fiscal quarters of Frontier Holdings immediately preceding the fiscal quarter referred to in clause (a)(i), to (b) the Fixed Charges of Frontier Holdings for the fiscal quarter of Frontier Holdings immediately preceding such FCCR Test Date for which financial statements were delivered pursuant to Clause 10.15(a) of the Credit Agreement and (ii) the sum of the Fixed Charges of Frontier Holdings for each of the three fiscal quarters of Frontier Holdings immediately preceding the fiscal quarter referred to in clause (b)(i).
"Anti-Corruption Laws" means (a) the United States Foreign Corrupt Practices Act of 1977, (b) the United Kingdom Bribery Act of 2010, and (c) any other laws, rules and regulations relating to bribery or corruption issued, administered or enforced by the United States, the United Kingdom, the European Union or any other Governmental Authority having jurisdiction over the Borrower or the Lenders, each as amended from time to time.
"Anti-Money Laundering Laws" means any laws or regulations relating to money laundering or terrorist financing issued, administered or enforced from time to time by the United States, the United Kingdom, the European Union or any other Governmental Authority having jurisdiction over the Borrower or the Lenders, each as amended from time to time.
"Applicable Law" means all applicable laws, treaties, judgments, decrees, injunctions, writs, conventions actions and orders of any Governmental Entity and all applicable rules, guidelines, regulations, orders, directives, licenses and permits of any Governmental Entity and all applicable interpretations thereof.
“Applicable Margin” means [***]; provided however, that if on any FCCR Test Date, (i) Annualized FCCR is [***] and the Borrower is not in compliance with the LTV Test or (ii) the Guarantors have, as of such date, Unrestricted Cash and Cash Equivalents in an aggregate amount of less than [***], then the Applicable Margin shall be [***] until such next FCCR Test Date on which the conditions of subsections (i) and (ii) cease to exist in which case the Applicable Margin shall return to [***] as of such FCCR Test Date.
"Applicable Rate" means, for any Interest Period, a rate per annum equal to [***] Term SOFR for such Interest Period plus the Applicable Margin, save that for the purposes of giving effect to Clauses 5.13 and 5.14 of the Credit Agreement, the Applicable Rate shall be deemed, where applicable, a rate per annum equal to the ABR plus the Applicable Margin.
"Approved Appraisers" means collectively, Avitas, IBA and Oriel or any such other independent aircraft appraiser mutually agreed upon by the Administrative Agent and the Borrower.
"Assignable Price" means, in respect of an Aircraft, the "Purchase Price" or "Final Price" (as such term is defined in the Assigned Purchase Agreement or Replacement Purchase Agreement, as applicable) of such Aircraft as may be increased from time pursuant to the escalation provisions set out in the Assigned Purchase Agreement and the related Engine Agreement, plus the cost of the BFE in respect of such Aircraft and as may be decreased pursuant to any credit letter or memorandum issued by Airbus in favor of the Initial Lender.
"Assigned Aircraft" means the aircraft set forth on the Assigned Aircraft Schedule and the Aircraft Schedule.
"Assigned Aircraft Schedule" means Schedule II to the Credit Agreement.

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"Assigned Purchase Agreement" means the Airbus Purchase Agreement, as assigned by Frontier Airlines to the Borrower, as assumed by the Borrower and as amended pursuant to the Assignment Agreement.
"Assignment Agreement" means the Airbus Purchase Agreement Assignment, Assumption and Release Agreement, dated as of September 26, 2024, between Frontier Airlines, the Borrower and Airbus in respect of the Aircraft, as amended by the Assigned Amendment Agreement, dated as of March 11, 2026 (the "Assigned Amendment Agreement"), as may be further amended, restated, supplemented or otherwise modified from time to time.
"Assigned Amendment Agreement" shall have the meaning given to it in the definition of Step-In Agreement.
"associated rights" is defined in the Cape Town Convention.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to the Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to the Credit Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Clause 5.14(d) of the Credit Agreement.
"Average Appraisal Value" means, with respect to an Aircraft, the average of the desktop valuations reflecting the monthly value of such Aircraft prepared by two Approved Appraisers selected by the Borrower for such Aircraft on the applicable LTV Test Date on the assumption that the Aircraft is delivered in the condition required pursuant to the Assigned Purchase Agreement, and in full life condition, on the date that such Average Appraisal Value is calculated.
"Bail-In Action" has the meaning specified in Clause 22.3 of the Credit Agreement.
"Bail-In Legislation" has the meaning specified in Clause 22.3 of the Credit Agreement.
"Basel Accord" has the meaning specified in Clause 5.11(b) of the Credit Agreement.
"Basel II" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of the Credit Agreement (but excluding any amendment arising out of Basel III).
"Basel III" means the agreements on capital requirements, leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on December 16, 2010 in the form existing on the date of the Mortgage or any other applicable law or regulation implementing such

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paper (whether such implementation, application or compliance is by a Governmental Entity, any Lender or holding company of a Lender).
"Benchmark" means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Clause 5.14(a) of the Credit Agreement.
"Benchmark Replacement" means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of the Credit Agreement and the other Operative Documents.
"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of

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the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Unavailability Period" means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Operative Document in accordance with Clause 5.14 of the Credit Agreement and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Operative Document in accordance with Clause 5.14 of the Credit Agreement.
"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.
"Benefit Plan" means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for

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purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
"BFE Budget" means, with respect to each A320neo Aircraft and A321neo Aircraft, an amount set forth in Schedule VI of the Credit Agreement.
"BHC Act Affiliate" has the meaning specified in Clause 23.1 of the Credit Agreement.
"Borrower" means Vertical Horizons JSA Limited, a Cayman Islands exempted company.
"Borrowing Date" has the meaning specified in Clause 2.1 of the Credit Agreement.
"Business Day" means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in New York City, provided that, in connection with a SOFR Loan, the term "Business Day" shall also exclude a day that is not a U.S. Government Securities Business Day.
"Buyer Furnished Equipment" or "BFE" means those items of equipment which are identified in the specification of an Assigned Aircraft in the Assigned Purchase Agreement as being furnished by the "Buyer".
"Cape Town Convention" means the English language version of the Convention on International Interests in Mobile Equipment (the "Convention") and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the "Protocol"), both signed in Cape Town, South Africa on November 16, 2001, together with any protocols, regulations, rules, orders, agreements, instruments, amendments, supplements, revisions or otherwise that have or will be subsequently made in connection with the Convention and/or the Protocol by the "Supervisory Authority" (as defined in the Protocol), the "International Registry" or "Registrar" (as defined in the Convention) or an appropriate "registry authority" (as defined in the Protocol) or any other international or national body or authority.
"Cash Collateral" has the meaning given to it in Clause 2.6 of the Credit Agreement.
"Cash Collateral Account" has the meaning given to it in Clause 2.6 of the Credit Agreement.
"Cash Equivalents" means the following securities (which shall mature within [***] of the date of purchase thereof): (a) direct obligations of the U.S. Government; (b) obligations fully guaranteed by the U.S. Government; (c) certificates of deposit issued by, or bankers’ acceptances of, or time deposits or a deposit account with, the Administrative Agent or any bank, trust company or national banking association incorporated or doing business under the laws of the United States or any state thereof having a combined capital and surplus and retained earnings of at least [***] and having a rating of Aa or better by Moody’s or AA or better by Standard & Poor’s; (d) commercial paper of any issuer doing business under the laws of the United States or one of the states thereof and in each case having a rating assigned to such commercial paper by Standard & Poor’s of at least A-1 or its equivalent or by Moody’s of at least P-1 or its equivalent; or (e) money market funds which are rated at least Aaa by Moody’s, at least AAAm or AAAm-G by Standard and Poor’s or at least AAA by Fitch, Inc., including funds which meet such rating requirements for which the Administrative Agent or an Affiliate of the Administrative Agent serves as an investment advisor, administer, administrator, shareholder servicing agent and/or custodian or subcustodian.
"Certificate Register" has the meaning specified in Clause 5.6(a) of the Credit Agreement.

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"CFM Allocation Date" means the [***] following a delivery of a written notice from the Borrower to the Administrative Agent, indicating that Frontier Airlines has selected CFM International, Inc. as the Engine provider for an Aircraft.
"Charged Property" has the meaning given to it in the Share Charge.
"Code" means the Internal Revenue Code of 1986, as amended.
"Collateral" means, collectively, (i) the Mortgage Collateral and (ii) the Charged Property.
"Commitment" means the Lender's Maximum Commitment minus the aggregate amount of all Loans made by the Lender.
"Commitment Fee" means [***]
"Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of the Credit Agreement and the other Operative Documents).
"Consolidated EBITDAR" means, with respect to Frontier Group Holdings and its consolidated subsidiaries for any fiscal quarter of Frontier Group Holdings, the Consolidated Net Income of Frontier Group Holdings for such period plus, without duplication:
(1)    an amount equal to any extraordinary loss plus any net loss realized by Frontier Group Holdings or any of its subsidiaries in connection with any disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus
(2)    provision for taxes based on income or profits of Frontier Group Holdings and its consolidated subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(3)    the Fixed Charges of Frontier Group Holdings and its consolidated subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

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(4)    any foreign currency translation losses (including losses related to currency remeasurements of Financial Indebtedness) of Frontier Group Holdings and its consolidated subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus
(5)    depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non cash charges and expenses (excluding any such non cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of Frontier Group Holdings and its consolidated subsidiaries to the extent that such depreciation, amortization and other non cash charges or expenses were deducted in computing such Consolidated Net Income; plus
(6)    the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus
(7)    deductions for grants to any employee of Frontier Group Holdings and its consolidated subsidiaries of any equity interests during such period to the extent deducted in computing such Consolidated Net Income; plus
(8)    any net loss arising from the sale, exchange or other disposition of capital assets by Frontier Group Holdings and its consolidated subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus
(9)    any losses arising under fuel hedging arrangements entered into prior to the Effective Date and any losses actually realized under fuel hedging arrangements entered into after the Effective Date, in each case to the extent deducted in computing such Consolidated Net Income; plus
(10)    proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus
(11)    any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger, disposition, incurrence of Financial Indebtedness, issuance of equity interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; plus
(12)    non cash items, other than the accrual of revenue in the ordinary course of business, to the extent such amount increased such Consolidated Net Income; minus

|US-DOCS\168361378.3||

(13)    the sum of (A) income tax credits, (B) interest income included in computing such Consolidated Net Income, and (C) any income generated in connection with sale and leaseback transactions;
in each case, determined on a consolidated basis in accordance with GAAP.
"Consolidated Net Income" means, with respect to Frontier Group Holdings and its consolidated subsidiaries for any fiscal quarter of Frontier Group Holdings, the aggregate of the net income (or loss) of Frontier Group Holdings and its consolidated subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:
(1)    all (a) extraordinary, nonrecurring, special or unusual gains and losses or income or expenses, including, without limitation, any expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses; any severance or relocation expenses; executive recruiting costs; restructuring or reorganization costs (whether incurred before or after the effective date of any applicable reorganization plan); curtailments or modifications to pension and post retirement employee benefit plans; (b) any expenses (including, without limitation, transaction costs, integration or transition costs, financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out of pocket expenses), cost savings, costs or charges incurred in connection with any issuance of securities, acquisitions, dispositions, recapitalizations or incurrences or repayments of Financial Indebtedness (in each case whether or not successful) and (c) gains and losses realized in connection with any sale of assets (other than the gains realized with the sale of any aircraft and/or the sale of any engines), the disposition of securities, the early extinguishment of Financial Indebtedness or associated with Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;
(2)    the net income (but not loss) of any Person that is not Frontier Group Holdings or a consolidated subsidiary of Frontier Group Holdings or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to Frontier Group Holdings or a consolidated subsidiary of Frontier Group Holdings;
(3)    the net income (but not loss) of any subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary or its stockholders;
(4)    the cumulative effect of a change in accounting principles on Frontier Group Holdings and its consolidated subsidiaries will be excluded;

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(5)    the effect of non cash gains and losses of Frontier Group Holdings and its consolidated subsidiaries resulting from Hedging Obligations, including attributable to movement in the mark to market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded;
(6)    any non cash compensation expense recorded from grants by Frontier Group Holdings and its consolidated subsidiaries of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;
(7)    the effect on Frontier Group Holdings and its consolidated subsidiaries of any non cash items resulting from any write up, write down or write off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction or any other non cash impairment charges incurred subsequent to the Effective Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205—Presentation of Financial Statements, 350—Intangibles—Goodwill and Other, 360—Property, Plant and Equipment and 805—Business Combinations (excluding any such non cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded;
(8)    any provision for income tax reflected on Frontier Group Holdings’ financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by Frontier Group Holdings and its consolidated subsidiaries; and
(9)    any amortization of deferred charges resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 470-20 Debt With Conversion and Other Options that may be settled in cash upon conversion (including partial cash settlement) will be excluded.
"Control" means, with respect to a Person:
(a)    the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)    cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of such Person;
(ii)    appoint or remove all, or the majority, of the directors or other equivalent officers of such Person; and
(iii)    give directions with respect to the operating and financial policies of such Person which the directors or other equivalent officers of such Person are obliged to comply with, and

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(b)    the holding of more than one-half of the issued share capital of such Person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
"Covered Entity" has the meaning specified in Clause 23.1 of the Credit Agreement.
"Covered Person" has the meaning specified in Clause 23.1 of the Credit Agreement.
"Credit Agreement" means that certain First Amended and Restated Credit Agreement dated as of the Restatement Date, among the Borrower, the Lenders, the Administrative Agent and the Security Trustee, as amended and supplemented from time to time.
"Declaration of Trust" means the declaration of trust dated on or about the Effective Date made by the Parent in relation to, inter alia, the shares of the Borrower, as the same may be amended, restated and/or novated from time to time.
"Default" means any event which with the giving of notice or the lapse of time or both if not timely cured or remedied would become an Event of Default pursuant to Clause 4 of the Mortgage.
"Default Right" has the meaning specified in Clause 23.1 of the Credit Agreement.
"Delayed Borrowing Date" has the meaning specified in Clause 2.3(b) of the Credit Agreement.
"Delivery Date" means, for any Assigned Aircraft, the date on which such Assigned Aircraft is to be delivered by Airbus and accepted by Borrower or its permitted assignee under the Assigned Purchase Agreement.
"Dollars", "Dollar" and "$" means the lawful currency of the United States of America.
"EEA Financial Institution" has the meaning specified in Clause 22.3 of the Credit Agreement.
"EEA Member Country" has the meaning specified in Clause 22.3 of the Credit Agreement.
"EEA Resolution Authority" has the meaning specified in Clause 22.3 of the Credit Agreement.
"Effective Date" means the date of the execution and delivery of the Original Credit Agreement and the satisfaction of the conditions precedent in Clause 4.1 thereof.
"Eligible Account" means an account established by and with an Eligible Institution at the request of the Security Trustee, which institution (a) agrees, by entering into an account control agreement, for all purposes of the New York UCC, including Article 8 thereof, that (i) such account shall be a "securities account" (as defined in Section 8-501 of the New York UCC), (ii) such institution is a "securities intermediary" (as defined in Section 8-102(a)(14) of the New York UCC), (iii) all property (other than cash) credited to such account shall be treated as a "financial asset" (as defined in Section 8-102(9) of the New York UCC), (iv) the Security Trustee shall be the "entitlement holder" (as defined in Section 8-102(7) of the New York UCC) in respect of such account, (v) it will comply with all entitlement orders issued by the Security Trustee to the exclusion of the Borrower, (vi) it will waive or subordinate in favor of the Security Trustee all claims (including without limitation claims by way of security interest, lien, right of set-off or right of recoupment), and (vii) the "securities intermediary jurisdiction" (under Section 8-110(e) of the New York UCC) shall be the State of New York, or (b) otherwise enters

|US-DOCS\168361378.3||

into an account control agreement, charge over a bank account or similar document that is satisfactory to the Security Trustee.
"Eligible Institution" means (a) the corporate trust department of a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any U.S. branch of a foreign bank), which has a long-term unsecured debt rating from Moody’s of at least A3 or its equivalent and from Standard & Poor’s of at least A- or its equivalent, or (b) a banking institution in another jurisdiction that is satisfactory to the Security Trustee.
"Engine" means, in respect of each Airframe, each of the engines delivered with such Airframe under the Assigned Purchase Agreement.
"Engine Agreement" means each agreement entered into among the Borrower, any Engine Manufacturer, Frontier Airlines and the Security Trustee, including the Second Amended and Restated Engine Benefits Agreement, dated as of the Restatement Date (the "Second A&R Engine Agreement"), as may be further amended, restated, supplemented and modified from time to time.
"Engine Manufacturer" means International Aero Engines, LLC or CFM International, Inc.
"Equity Contribution" means an amount not less than [***]
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
"Erroneous Payment" has the meaning assigned to it in Clause 15.1 in Schedule IV of the Credit Agreement.
"Erroneous Payment Deficiency Assignment" has the meaning assigned to it in Clause 15.4(i) in Schedule IV of the Credit Agreement.
"Erroneous Payment Impacted Class" has the meaning assigned to it in Clause 15.4(i) in Schedule IV of the Credit Agreement.
"Erroneous Payment Return Deficiency" has the meaning assigned to it in Clause 15.4(i) in Schedule IV of the Credit Agreement.
"Erroneous Payment Subrogation Rights" has the meaning assigned to it in Clause 15.5 in Schedule IV of the Credit Agreement.
"EU Bail-In Legislation Schedule" has the meaning specified in Clause 22.3 of the Credit Agreement.
"Event of Default" means the occurrence of:
(1)For so long as the Initial Lender remains a Lender under the facility, an “Event of Default” occurs under subparagraph (a), (e), (f) or (h) of Clause 15.1 of any Aircraft Lease Agreement or under subparagraph (a), (b) or (g) of Section 20.1 of any Aircraft Operating Lease Agreement (each, a "Lease EoD"); provided that (A) such Lease EoD is not cured within [***] of its occurrence and is not the subject of a reasonable dispute by Frontier, or (B) if any Lease Agreement is terminated in accordance with the terms of that Lease Agreement in relation to a Lease EoD, that Frontier has not complied with any

|US-DOCS\168361378.3||

steps required to be taken (including payments required to be made under the relevant Lease Agreement) within [***] of the occurrence of the Lease EoD;
(2)Default in payment by the Borrower or any Guarantor when due of (a) any principal, and such default continues un-remedied for at least [***] after the date due therefor and (b) interest, fees, or any other payment, and such default continues un-remedied for at least [***] after Borrower or such Guarantor receives written notice of such Default from the Lenders (or Administrative Agent);
(3)The filing of a decree or order for relief by a court having jurisdiction in the premises in respect of any Obligor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Obligor, or ordering the winding-up or liquidation of any Obligor’s, and such decree or order shall remain unstayed and in effect for a period of [***]
(4)The commencement by any Obligor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by any Obligor to the entry of an order for relief in an involuntary case under any such law, or the consent by any Obligor to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Obligor, or the making by any Obligor of any general assignment for the benefit of creditors, or the failure by any Obligor generally to pay its debts as such debts become due, or the taking of action by any Obligor in furtherance of any of the foregoing;
(5)Any representation, warranty, certification or statement made by any Obligor in any Operative Document shall prove to have been incorrect in any material respect when made (or deemed made), and such representation, warranty, certification or statement, if susceptible to cure, is not remedied within [***] after there shall have been delivered to the Obligors (by the Lenders or the Administrative Agent) a written notice specifying such default and demanding that it be remedied;
(6)Default in the observance or performance in any material respect of any covenant or agreement of any Obligor under the Operative Documents (other than a covenant or agreement, a default in the observance or performance of which is elsewhere specifically dealt with in this definition), and such default shall continue or not be cured, for a period of (1) if no other cure period is included in such covenant or agreement, [***] or (2) otherwise, the cure period set forth in such agreement or covenant, in each case after there shall have been delivered to the Obligors (by the Lenders or the Administrative Agent) a written notice specifying such default and demanding that it be remedied;
(7)One or more final non-appealable judgments shall be entered against, or settlements by any Obligor by a court of competent jurisdiction assessing monetary damages in excess of (x) [***] in the case of the Borrower or (y) [***] in the case of any Guarantor, in each case in the aggregate and such amount is not discharged, paid or stayed within [***]
(8)Any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Obligor or any Affiliate of any Obligor shall so assert in writing, or any Lien created by any of the Loan Documents shall cease to be unenforceable and of the same effect and priority purported to be created thereby or any Obligor or any Affiliate of any Obligor shall so assert in writing;
(9)Frontier Airlines fails to enter into the Specified Amendments with respect to any Lease Agreement within [***] following the Effective Date;

|US-DOCS\168361378.3||

(10)There is any breach or default under the Assigned Purchase Agreement which would entitle the Lender to issue a Decision Notice (as such term is defined in the Step-In Agreement) in accordance with the Step-In Agreement; or
(11)Other than during the Wind Down Period, in connection with the Delivery Date of an Aircraft, the Borrower fails to substitute such Aircraft or otherwise reallocate Loans with respect to such Aircraft to future pre-delivery payments for any other Aircraft in the Aircraft Pool in accordance with Clause 2.5, or deposit Cash Collateral in the Cash Collateral Account with respect to such Aircraft in accordance with Clause 2.6, or deposit Restricted Funds in a Restricted Account with respect to such Aircraft in accordance with Clause 2.7.
"Excluded Taxes" means, with respect to the Administrative Agent, the Security Trustee, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) any Taxes imposed on all or part of the net income, net profits, or net gains (whether worldwide, or only insofar as such income, profits, or gains are considered to arise in or relate to a particular jurisdiction or otherwise) of such Person or any franchise, net worth, or net capital Taxes imposed on such Person, in each such cases as a result of such Person being organized in, maintaining its principal place of business or lending office in, or conducting activities unrelated to the transactions contemplated by the Operative Documents in the jurisdiction imposing such Taxes and in each such cases other than a sales, use, property, value added, stamp, registration, documentary, goods and services, license, excise, or, except as provided in Clause 5.3(a) of the Credit Agreement withholding Taxes, (b) any Taxes imposed on all or part of the gross income or gross receipts (other than Taxes in the nature of a sales, use, property, value added, stamp, registration, documentary, goods and services, license, excise or, except as provided in Clause 5.3(a) of the Credit Agreement withholding Taxes) of such Person, in each such case as a result of such Person being organized in, or maintaining its principal place of business or lending office in the jurisdiction imposing such Taxes, (c) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Clause 5.3, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) any Taxes imposed as a result of such Person’s failure to comply with Clause 5.3(d) of the Credit Agreement or (e) any Taxes imposed under FATCA.
"Expense" or "Expenses" means any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including reasonable legal fees and expenses) of whatever kind and nature but excluding Taxes, any breakage costs and overhead of whatsoever kind and nature.
"Extension Request Deadline" means (i) the [***] of the Effective Date or (ii) if the Lenders deliver an Extension Notice, pursuant to, and in accordance with, Clause 5.2(g) of the Credit Agreement, the [***] of the prior Extension Request Deadline.
"Extension Notice" means each extension notice delivered by the Lenders to the Borrower pursuant to, and in accordance with Clause 5.2(g) of the Credit Agreement, extending the Maturity Date.
"Extension Notice Deadline" has the meaning assigned to it in Clause 5.2(g) of the Credit Agreement.

|US-DOCS\168361378.3||

"Facility Amount" means an amount equal to US$150,000,000.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of the Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Entities and implementing such Sections of the Code.
"FCCR Test Date" means (i) the date that is [***] following September 30, 2024 and (ii) each date falling [***] after the last day of each fiscal quarter or fiscal year, as the case may be, of Frontier Group Holdings thereafter commencing with the third fiscal quarter of 2024.
"Federal Funds Rate" means for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Administrative Agent in its reasonable discretion, which determination shall be presumptively correct (absent manifest error).
"Fee Letter" means collectively (i) that certain Fee Letter (Early Commitment Fee) dated August 7, 2024, among the Initial Lender, the Administrative Agent, Frontier Airlines, Frontier Holdings and Frontier Group Holdings, (ii) that certain Fee Letter dated the Effective Date among the Borrower, the Initial Lender and the Administrative Agent and (ii) each Letter Agreement to be entered into among the Borrower, the Lender party thereto and the Administrative Agent.
"Finance Parties" means together the Lenders, the Administrative Agent and the Security Trustee (each a "Finance Party").
"Financed Amount" means, with respect to an Aircraft and a Borrowing Date, the amount set out in the column entitled "Financial Amount" and which corresponds to such Aircraft and Borrowing Date, in the table set out in the Aircraft Schedule.
"Financial Indebtedness" means any indebtedness for or in respect of:
(1)moneys borrowed;
(2)any amount raised by acceptance under any acceptance credit facility;
(3)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(4)the amount of any liability in respect of any lease, lease purchase, installment sale, conditional sale, hire purchase or credit sale or other similar arrangement (whether in respect of aircraft, machinery, equipment, land or otherwise) entered into primarily as a method of raising finance or for financing the acquisition of the relevant asset;
(5)payments under any lease with a term, including optional extension periods, if any, capable of exceeding [***] (whether in respect of aircraft, machinery, equipment, land or otherwise) characterized or interpreted as an operating lease in accordance with the relevant accounting standards but either entered into primarily as a method of financing the acquisition of the asset leased or having a termination sum payable upon any termination of such lease;

|US-DOCS\168361378.3||

(6)any amount raised by receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis) including any bill discounting, factoring or documentary credit facilities;
(7)any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(8)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(9)obligations (whether or not conditional) arising from a commitment to purchase or repurchase shares or securities where such commitment is or was in respect of raising finance;
(10)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) through (j) above.
"Fixed Charges" means, with respect to Frontier Group Holdings and its consolidated subsidiaries for any fiscal quarter of Frontier Group Holdings, the sum, without duplication, of:
(1)    the consolidated interest expense (net of interest income) of Frontier Group Holdings and its subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus
(2)    the interest component of leases that are capitalized in accordance with GAAP of Frontier Group Holdings and its subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus
(3)    any interest expense actually paid in cash for such period by Frontier Group Holdings or Frontier Airlines on Financial Indebtedness of another Person that is guaranteed by Frontier Group Holdings or its subsidiaries or secured by a Lien on assets of Frontier Group Holdings or its subsidiaries; plus
(4)    the aircraft rent expense of Frontier Group Holdings and its subsidiaries for such period to the extent that such aircraft rent expense is payable in cash, all as determined on a consolidated basis in accordance with GAAP.
"Floor" means a rate of interest equal to [***]
"Foreign Lender" means any Lender that is that is not a U.S. Person.
"Frontier Airlines" means Frontier Airlines, Inc.
"Frontier Group Holdings" means Frontier Group Holdings, Inc.

|US-DOCS\168361378.3||

"Frontier Holdings" means Frontier Airlines Holdings, Inc.
"Funding Notice" has the meaning specified in Clause 2.3(a) of the Credit Agreement.
"GAAP" means generally accepted accounting principles, as in effect in the United States of America from time to time.
"Governmental Entity" means and includes (a) any national government, political subdivision thereof, or state or local jurisdiction therein, (b) any board, commission, department, division, organ, instrumentality, taxing authority, regulatory body, court or judicial body, central bank or agency of any entity referred to in (a) above, however constituted, and (c) any association, organization or institution (international or otherwise) of which any entity mentioned in (a) or (b) above is a member.
"Group" means Frontier Group Holdings and its subsidiaries at any time.
"Guarantee" means each guarantee, amended and restated as applicable, as the context may require, dated as of the Effective Date and entered into by each Guarantor in favor of the Security Trustee on account of the obligations of the Borrower.
"Guarantor" means each of Frontier Airlines, Frontier Holdings and Frontier Group Holdings.
"Hedging Obligations" means, with respect to any Person, all obligations and liabilities of such Person under:
(11)interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(12)other agreements or arrangements designed to manage interest rates or interest rate risk; and
other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.
"Illegal Lender" has the meaning specified in Clause 5.12 of the Credit Agreement.
"Indemnified Taxes" means Taxes other than Excluded Taxes.
"Indemnitee" or "Indemnitees" means the Security Trustee, the Administrative Agent, the Lenders and each of their Affiliates, and each of their respective successors, permitted assigns, partners, directors, officers, agents and employees.
"Independent Director" means a director who at the time of their appointment or at any time when such Person is serving as an Independent Director is not, and has not been for the five (5) years prior to its appointment as an Independent Director, (i) an employee, officer, director, consultant, customer or supplier, or the beneficial owner (directly or indirectly) of the Borrower or any Guarantor; provided, however, that such person may serve as a trustee, director, servicer independent director or manager, independent servicer or non-economic director or in a similar capacity for any other affiliate such Person, or (ii) a spouse of, or Person related to (but not more remote than first cousins), a Person referred to in clause (i) above.

|US-DOCS\168361378.3||

"Initial Borrowing Date" has the meaning specified in Clause 2.1 of the Credit Agreement.
"Initial Loan" has the meaning specified in Clause 2.1 of the Credit Agreement.
"Interest Payment Date" means, (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the Maturity Date and (b) as to any SOFR Loan, the last of the applicable Interest Period and the Maturity Date.
"Interest Period" means, in respect of a (A) SOFR Loan (a) initially, the period commencing on the date that such Loan is made and ending three months thereafter, and (b) thereafter, the period commencing on the last day of the previous Interest Period applicable to such Loan and ending three months thereafter and (B) in respect of any Restricted Funds, (a) initially, the period commencing on the date that such Restricted Funds are deposited in the Restricted Account and ending three months thereafter, and (b) thereafter, the period commencing on the last day of the previous Interest Period applicable to such Restricted Funds and ending three months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.
"International interest" is defined in the Cape Town Convention.
"International Registry" is defined in the Cape Town Convention.
"Lease Agreements" means, each Aircraft Operating Lease Agreement and each Aircraft Lease Agreement, as amended, modified and supplemented to the Effective Date and as further amended, modified or supplemented by the Specified Amendments.
"Lender" means each Lender identified in Schedule I to the Credit Agreement and any assignee or transferee of such Lender.
"Lender's Net Price" means, in respect of an Assigned Aircraft, the amount specified in the column headed "Lender's Net Price" which corresponds to such Assigned Aircraft in the table set out in the Aircraft Schedule or the Assigned Aircraft Schedule which is inclusive of all credits in respect of the Engines to be made available pursuant to the relevant Engine Agreement and subject to escalation from the Effective Date in an amount equal to any escalation of the Airframe purchase price or SCN cost in accordance with the Assigned Purchase Agreement, the Engine purchase price as agreed in the relevant Engine Agreement and the BFE Budget in accordance with the Credit Agreement.
"Lien" means any mortgage, pledge, lien, claim, encumbrance, lease, security interest or other lien of any kind on property.
"Loan" has the meaning specified in Clause 2.1 of the Credit Agreement.
"Loan Certificates" means the loan certificates issued pursuant to Clause 5.2(a) of the Credit Agreement and any such certificates issued in exchange or replacement therefor pursuant to Clause 5.6 or 5.7 of the Credit Agreement.
"Loan Documents" means the Credit Agreement, any Guarantee, the Mortgage, and the Share Charge, and any amendments or supplements of any of the foregoing.

|US-DOCS\168361378.3||

"LTV" has, in respect of an Aircraft, the meaning given to it in Clause 10.20(a) of the Credit Agreement.
"LTV Test" has the meaning given to it in Clause 10.20(b) of the Credit Agreement.
"LTV Test Date" means each FCCR Test Date on which the Annualized FCCR is less than [***]
"Majority Lenders" means, as of any date of determination, the Lenders of not less than 51% in aggregate outstanding principal amount of all Loan Certificates as of such date. For all purposes of the foregoing definition, in determining as of any date the then aggregate outstanding principal amount of Loan Certificates, there shall be excluded any Loan Certificates, if any, held by the Borrower, any Guarantor or any of their Affiliates (unless such Persons own all Loan Certificates then outstanding).
"Manuals and Technical Records" means together, those records, logs, manuals, technical data and other materials and documents relating to each Assigned Aircraft, together with any amendments thereto, as shall be delivered pursuant to the Assigned Purchase Agreement.
"Material Action" means, with respect to any Person, to consolidate or merge such Person with or into any other Person, or sell all or substantially all of the assets of such Person or to institute proceeding to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.
"Material Adverse Effect" means a material adverse effect on the business, operations, properties or financial condition of the Borrower or any Guarantor, taken as a whole, or a material adverse effect on the ability of the Borrower or the Guarantors to observe or perform its obligations, liabilities and agreements under any Operative Document to which it is a party.
"Material Event of Default" means the occurrence of (i) an "Event of Default" or "Termination Event" or such similar event howsoever described pursuant to any agreement in respect of Financial Indebtedness (or any agreement guaranteeing Financial Indebtedness) in an amount equal to at least [***] entered into by any Guarantor excluding any such event: (A) which is technical and is due to an administrative error; or (B) which is curable and the applicable Guarantor taking all necessary steps to cure such event and such has not been continuing for more than [***] beyond any grace period provided for in the applicable agreement or (ii) an Event of Default as described in clauses (iii) or (iv) of the definition thereof with respect to any Obligor.
"Maturity Date" means the latest of (i) the Original Maturity Date, (ii) if the Borrower delivers a Wind Down Notice pursuant to Clause 3.5 of the Credit Agreement, the last day of the Wind Down Period, and (iii) if the Lenders deliver an Extension Notice pursuant to Clause 5.2(g) of the Credit Agreement, the date specified in the most recent Extension Notice.
"Maximum Commitment" means, the Facility Amount.
"Maximum LTV" has, in respect of an Aircraft the, meaning given to it in Clause 10.20(a) of the Credit Agreement.

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"Mortgage" means the Mortgage and Security Agreement dated as of the Effective Date, among the Borrower, the Administrative Agent and the Security Trustee.
"Mortgage Collateral" means the Collateral as defined in the Granting clause of the Mortgage.
"Obligors" means each of the Borrower and each Guarantor (each an "Obligor").
"Operative Documents" means the Credit Agreement, the Mortgage, the Loan Certificates, the Share Charge, the Guarantees, the Assigned Purchase Agreement, the Assignment Agreement, the Re-Assignment Agreement, the Step-In Agreement, the Engine Agreements, the Option Agreement, the Servicing Agreement, the Subordinated Loan Agreement, the Declaration of Trust, the Administration Agreement, each Fee Letter and any amendments or supplements of any of the foregoing.
"Option Agreement" means the Option Agreement, dated as of the Effective Date, between Frontier Airlines and the Borrower.
"Original Maturity Date" means the date that is the three (3) year anniversary of the Effective Date.
"Original Credit Agreement" has the meaning specified for such term in the recitals to the Credit Agreement.
"Parent" means Walkers Fiduciary Limited, a Cayman Islands company (as trustee of the Trust).
"Part" means an appliance, component, part, instrument, accessory, furnishing or other equipment of any nature, including Buyer Furnished Equipment and Engines which is installed in, attached to or supplied with an Assigned Aircraft on the Delivery Date thereof.
"Participant" has the meaning specified in Clause 19.3(d) of the Credit Agreement.
"Party" means a party to the Credit Agreement.
“Past Due Rate” means a per annum rate equal to the Applicable Rate plus [***] calculated on the basis of a year of 360 days and actual number of days elapsed.
"PATRIOT Act" means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
"Payment Recipient" has the meaning assigned to it in Clause 15.1 in Schedule IV of the Credit Agreement.
"Periodic Term SOFR Determination Day" has the meaning specified in the definition of "Term SOFR".
"Permitted Lenders" means (a) a Lender, (b) an Affiliate of a Lender, and (c) any other Person, in the case of this clause (c) with respect to an assignment or participation pursuant to Clause 19.3(c) of the Credit Agreement, to the extent consented to by any Person whose consent is required for an assignment to such Person; provided that the following shall not constitute Permitted Lenders: (i) Illegal Lenders, (ii) natural persons, (iii) Prohibited Assignees and (iv) any Guarantor, Parent, Borrower or any Affiliate of any of the foregoing.

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"Permitted Lien" means any Lien permitted under Clause 10.13 of the Credit Agreement.
"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, estate or trust, unincorporated organization or government or any agency or political subdivision thereof.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.
"Process Agent Appointment" means an appointment and acceptance of process agent pursuant to which the Borrower appoints Corporation Service Company as agent for service of process in connection with the transactions contemplated by the Operative Documents.
"Prohibited Assignee" means (a) any Person identified in writing to the Administrative Agent on or prior to the Effective Date (which list may be updated by any Guarantor or the Borrower from time to time with the prior written consent of the Administrative Agent; provided, for the avoidance of doubt, such updated list shall not be applied for retroactive disqualifications), (b) any Person that operates a commercial passenger air carrier business or otherwise is or becomes a competitor of any Guarantor or the Borrowers and (c) any Affiliate of any person described in clause (a) or (b) (other than any Affiliate of such Person under common control with such person, which Affiliate is not actively involved in the management and/or operations of such Person) that is readily identifiable as such solely by name or identified on a list delivered by any Guarantor or the Borrower to the Administrative Agent on the Effective Date, which list may be updated by any Guarantor or the Borrower from time to time with the prior written consent of the Administrative Agent; provided, for the avoidance of doubt, such updated list shall not be applied for retroactive disqualifications.
"Prospective International Interest" is defined in the Cape Town Convention.
"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
"Purchase Price Installment" has the meaning given to the term Pre-Delivery Payment Amount in the Assigned Purchase Agreement.
"QFC" has the meaning specified in Clause 23.1 of the Credit Agreement.
"QFC Credit Support" has the meaning specified in Clause 23 of the Credit Agreement.
"Re-Assignment Agreement" means the Airbus Purchase Agreement Re-Assignment, Assumption and Release Agreement, dated as of September 26, 2024, between Frontier Airlines, the Borrower and Airbus in respect of the Aircraft.
"Reaffirmation Agreement" means each reaffirmation agreement, dated as of the Restatement Date and entered into by each Guarantor in favor of the Security Trustee on account of the obligations of the Borrower.

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"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
"Regulatory Change" means, with respect to any Lender, any change that occurs after the Effective Date in Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks or financial institutions including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful so long as compliance therewith is standard banking practice in the relevant jurisdiction) by any court or governmental or monetary authority charged with the interpretation or administration thereof. For the avoidance of doubt, the coming into effect of any applicable law or regulations, policies, orders, directives or guidelines issued by any governmental body, central bank, monetary authority or other regulatory organization (whether or not having the force of law) with respect to, arising out of, or in connection with (a) Basel II, (b) Basel III or (c) the Dodd Frank Wall Street Reform and Consumer Protection Act shall be deemed a Regulatory Change.
"Relevant Delay" has the meaning specified in Clause 10.12 of the Credit Agreement.
"Relevant Governmental Body" means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
"Removed Aircraft" has the meaning specified in Clause 2.5 of the Credit Agreement.
"Replacement Purchase Agreement" has the meaning specified in the Step-In Agreement.
"Required Specification" means:
(a)    in respect of each A320neo Aircraft, a maximum takeoff weight of [***] tonnes and with [***] installed thereon; and
(b)    in respect of the A321neo Aircraft, a maximum takeoff weight of [***] tonnes with [***] installed thereon.
"Reserve Requirement" means, for any Loan Certificate, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period in respect of such Loan Certificate under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement includes any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which Term SOFR is to be determined or (ii) any category of extensions of credit or other assets that includes the Loan Certificates.
"Resolution Authority" has the meaning specified in Clause 22.3 of the Credit Agreement.
"Restatement Date" means March 11, 2026.
"Restricted Account" has the meaning specified in Clause 2.7 of the Credit Agreement.

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"Restricted Account Rate" means, for any Interest Period, a rate per annum equal to [***] Term SOFR for such Interest Period plus[***]
"Restricted Funds" has the meaning specified in Clause 2.7 of the Credit Agreement.
"Sanctioned Jurisdiction" means any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (currently, Iran, Cuba, Syria, North Korea and the Crimea, Donetsk and Luhansk regions of Ukraine).
"Sanctioned Person" means any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or resident in a Sanctioned Jurisdiction, or (c) otherwise the target of Sanctions (target of Sanctions signifying a person with whom a U.S., UK or EU person would be prohibited or restricted by law from engaging in trade, business or other activities, including by reason of ownership or control by one or more individuals or entities described in clauses (a) or (b)).
"Sanctions" means any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the U.S. (including OFAC, the U.S. Department of Commerce and U.S. Department of State), (b) the United Nations Security Council, (c) the European Union (and each of its member states insofar as any Sanctions administered by the European Union require implementation or enforcement thereof by such member state), (d) the United Kingdom (including His Majesty's Treasury), or (e) any other Governmental Authority having jurisdiction over the Borrower, the Administrative Agent or the Lenders.
"Sanctions List" means any list of designated individuals or entities that are the subject of Sanctions, including (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, the Entity List maintained by the U.S. Department of Commerce, or any other similar publicly available list of any U.S. Governmental Authority to implement sanctions programs, (b) the Consolidated United Nations Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to European Union financial sanctions maintained by the European Union or any of its member states insofar as any Sanctions administered by the European Union require implementation or enforcement thereof by such member state (d) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by His Majesty's Treasury and (e) any other similar publicly available list of any applicable Governmental Authority having jurisdiction over the Borrower, the Administrative Agent or the Lenders to implement sanctions programs.
"Scheduled Delivery Date" means, for each Assigned Aircraft, the expected Delivery Date of such Assigned Aircraft as notified by Airbus to the Borrower.
"Scheduled Delivery Month" means, in respect of an Assigned Aircraft, the month which corresponds to such Assigned Aircraft in the column entitled "Scheduled Delivery Month" in the table set out in the Aircraft Schedule or the Assigned Aircraft Schedule.
"SCN" means a "Specification Change Notice" as defined in the Airbus Purchase Agreement.
"Second A&R Engine Agreement" shall have the meaning given to it in the definition of Engine Agreement.
"Secured Obligations" means any and all moneys, liabilities and obligations which are now or at any time hereafter may be expressed to be due, owing or payable by the Borrower, the Parent and each Guarantor to the Lenders and/or any Agent in any currency, actually or contingently,

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with another or others, as principal or surety, on any account whatsoever under any Operative Document or as a consequence of any breach, non-performance, disclaimer or repudiation by the Borrower, any Guarantor or the Parent (or by a liquidator, receiver, administrative receiver, administrator, or any similar officer in respect of any of them) of any of their obligations to the Lenders and/or any Agent under any Operative Document.
"Securities Act" means the Securities Act of 1933, as amended.
"Securities Liability" has the meaning specified in Clause 8.1(d) of the Credit Agreement.
"Security Trustee" means Bank of Utah, not in its individual capacity but solely as Security Trustee on behalf of the Administrative Agent and the Lenders under the Credit Agreement, and any successor thereto in such capacity.
"Security Trustee Fee Letter" means the Bank of Utah fee letter dated on or about the Effective Date by the Security Trustee.
"Servicing Agreement" means the Servicing Agreement dated as of the Effective Date, between the Borrower and Frontier Airlines.
"Share Charge" means the Share Charge dated as of the Effective Date, among the Parent and the Security Trustee, as confirmed pursuant to each Deed of Confirmation.
"SOFR" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
"SOFR Loan" means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.
"Specified Amendments" means an amendment to each Lease Agreement, in form and substance acceptable to the Initial Lender, which adds a cross-default to the Credit Agreement as an “Event of Default” thereunder.
"Step-In Agreement" means the Step-In Agreement, dated as of September 26, 2024, among Frontier Group Holdings, as Guarantor, Frontier Airlines, as Original Buyer, the Borrower, as Buyer, the Lender, as Financier and Airbus, as amended by the Amendment to Step-In Agreement, dated as of March 11, 2026 (the "Amendment to Step-In Agreement"), as may be further amended, restated, supplemented or otherwise modified from time to time.
"Step-In Event" has the meaning given to it in the Step-In Agreement.
"Subordinated Loan Agreement" means the Subordinated Loan Agreement, dated as of the Effective Date, between Frontier Airlines and the Borrower and the Subordinated Promissory Note dated the Effective Date, issued by the Borrower thereunder.
"Substituted Aircraft" has the meaning specified in Clause 2.5 of the Credit Agreement.
"Substitution Requirement" means that, prior to the Scheduled Delivery Date for any Aircraft, (i) the Borrower had provided Administrative Agent and each Lender not less than [***] prior

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written notice, which shall be in substantially the form of Notice of Aircraft Schedule Amendment attached hereto as Exhibit G, that it intends to substitute an Aircraft on the Aircraft Schedule effective upon the Delivery Date of such Aircraft (or such earlier date as may be specified by the Borrower) with an aircraft on the Assigned Aircraft Schedule, pursuant to Clause 2.5 of the Credit Agreement, (ii) the Borrower has identified one or more Substituted Aircraft and provided to the Administrative Agent and each Lender with an updated Aircraft Schedule, (iii) the Borrower has provided written notice to Airbus regarding the Substituted Aircraft becoming a “Relevant Aircraft” under the Step-In Agreement, and (iv) the Borrower has provided written notice to each Engine Manufacturer regarding the Substituted Airraft becoming a “Subject Aircraft” (or such other applicable defined term) under the relevant Engine Agreement, together with an updated Exhibit 1 (or such other applicable exhibit or schedule) to the relevant Engine Agreement.
"Supported QFC" has the meaning specified in Clause 23 of the Credit Agreement.
"Tax" or "Taxes" means any and all present or future fees (including, without limitation, license, documentation and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value added, property (tangible and intangible), excise and stamp taxes), licenses, levies, imposts, duties, recording charges or fees, charges, assessments, or withholdings of any nature whatsoever imposed by any Governmental Entity, together with any assessments, penalties, fines, additions to tax and interest thereon.
"Term SOFR" means for any calculation with respect to a SOFR Loan and with respect to any Interest Period, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is [***] U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of [***] on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Screen Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than [***] U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.
"Transferee" means any person to whom the Collateral or any of it is transferred in accordance with the terms of the Credit Agreement, the Mortgage or the Step-In Agreement.
"Trust" means the trust constituted by the Declaration of Trust designated as the Vertical Horizons JSA Limited Trust.
"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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"U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
"U.S. Special Resolution Regimes" has the meaning specified in Clause 23 of the Credit Agreement.
“U.S. Tax Compliance Certificate” has the meaning specified in Clause 5.3(d)(ii)(C).
"UK Financial Institution" has the meaning specified in Clause 22.3 of the Credit Agreement.
"UK Resolution Authority" has the meaning specified in Clause 22.3 of the Credit Agreement.
"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
"Unrestricted Cash and Cash Equivalents" means at any date in respect of Frontier Group Holdings, the sum of (a) the undrawn portion available under any revolving, or similar credit facilities that have a maturity of one (1) year or more from such date, and (b) the cash and cash equivalents (in each case, as such terms are defined by GAAP) of Frontier Group Holdings on a consolidated basis, that may be in each case (i) classified as “unrestricted” in accordance with GAAP on the consolidated balance sheets of Frontier Group Holdings or (ii) classified in accordance with GAAP as “restricted” on the consolidated balance sheets of the Guarantor solely in favor of the Security Trustee and the Lenders, provided that if Frontier Group Holdings agrees to any more onerous definition pursuant to any financial covenant in any agreement to which it is a party, this definition shall be deemed to be deleted and replaced with such other definition.
"VAT" means a consumption tax, value added tax, goods and services tax or similar tax, however it may be described.
"Wind Down Notice" has the meaning specified in Clause 3.5 of the Credit Agreement.
"Wind Down Period" means the period commencing on the Original Maturity Date and ending on the date that is [***] after the Original Maturity Date.
"Write-Down and Conversion Powers" has the meaning specified in Clause 22.3 of the Credit Agreement.

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